                                                              EXHIBIT (2)(i)

                                                                  CONFORMED
                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               GCP INVESTORS INC.,

                             RUBBERMAID INCORPORATED

                                       and

                          RUBBERMAID ACQUISITION CORP.

                           Dated as of August 30, 1996


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




                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
                                    RECITALS

                                    ARTICLE 1
                     THE MERGER; THE CLOSING; EFFECTIVE TIME
       Section 1.1.        The Merger....................................................................1
       Section 1.2.        The Closing...................................................................1
       Section 1.3.        Effective Time................................................................2

                                    ARTICLE 2
                        CERTIFICATE OF INCORPORATION AND
                       BYLAWS OF THE SURVIVING CORPORATION

       Section 2.1.        Certificate of Incorporation..................................................2
       Section 2.2.        Bylaws........................................................................2

                                    ARTICLE 3
               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

       Section 3.1.        Directors.....................................................................2
       Section 3.2.        Officers......................................................................2

                                    ARTICLE 4
               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

       Section 4.1.        Conversion or Cancellation of Shares..........................................3
       Section 4.2.        Payment for Shares, Series B Preferred Shares, Employee Options and
                           Warrants......................................................................4
       Section 4.3.        Dissenters' Rights............................................................6
       Section 4.4.        Transfer of Shares and Series B Preferred Shares After the
                           Effective Time ...............................................................6
       Section 4.5.        Escrow Account; Selling Expenses..............................................6

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Section 5.1.        Organization and Standing.....................................................6
       Section 5.2.        Capitalization................................................................7
       Section 5.3.        Authority; No Conflict........................................................8
       Section 5.4.        Financial Statements..........................................................9
       Section 5.5.        Inventory....................................................................10
       Section 5.6.        Receivables..................................................................10
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


       Section 5.7.        Tangible Property............................................................10
       Section 5.8.        Books and Records............................................................10
       Section 5.9.        Title to Assets; Encumbrances; Real Estate Matters...........................10
       Section 5.10.       Products; Warranties; Claims.................................................11
       Section 5.11.       Taxes .......................................................................12
       Section 5.12.       Employee Benefits............................................................13
       Section 5.13.       Compliance With Certain Legal Requirements; Governmental Authorizations......16
       Section 5.14.       Legal Proceedings; Orders; Workers' Compensation Claims......................17
       Section 5.15.       Absence of Certain Changes and Events........................................17
       Section 5.16.       Contracts; Leases; Absence of Certain Practices..............................20
       Section 5.17.       Insurance....................................................................22
       Section 5.18.       Environmental Matters........................................................23
       Section 5.19.       Employees....................................................................24
       Section 5.20.       Labor Disputes; Compliance...................................................25
       Section 5.21.       Intellectual Property........................................................25
       Section 5.22.       Relationships With Related Persons...........................................28
       Section 5.23.       Brokers or Finders...........................................................28
       Section 5.24.       Customers; Suppliers; etc....................................................28
       Section 5.25.       No Other Representations or Warranties.......................................29
       Section 5.26.       Disclosure...................................................................29

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER AND MERGER SUB

       Section 6.1.        Organization and Standing....................................................30
       Section 6.2.        Authority; No Conflict.......................................................30
       Section 6.3.        Brokers and Finders..........................................................31
       Section 6.4.        Available Funds..............................................................31

                                    ARTICLE 7
                                    COVENANTS

       Section 7.1.        Conduct of Business..........................................................31
       Section 7.2.        Forbearances by the Company..................................................32
       Section 7.3.        Access ......................................................................32
       Section 7.4.        Reasonable Efforts; Other Actions............................................33
       Section 7.5.        Books and Records............................................................33
       Section 7.6.        Expenses.....................................................................33
       Section 7.7.        Information Statement........................................................33
       Section 7.8.        Announcements................................................................34
       Section 7.9.        Updating Schedules...........................................................34
       Section 7.10.       Officers' and Directors' Indemnification.....................................34
       Section 7.11.       Employee Benefit Matters.....................................................35
       Section 7.12.       GAAP Exclusions..............................................................35
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
       Section 7.13.       Exclusivity..................................................................36
       Section 7.14.       Working Capital..............................................................36
       Section 7.15.       Certain Agreements...........................................................36

                                    ARTICLE 8
                                   CONDITIONS

       Section 8.1.        Conditions to Each Party's Obligation to Effect the Merger...................36
       Section 8.2.        Conditions to Obligation of the Company to Effect the Merger.................36
       Section 8.3.        Conditions to Obligation of Purchaser and Merger Sub to Effect the
                           Merger.......................................................................37

                                   ARTICLE 8A
                                 INDEMNIFICATION

       Section 8A.1        Certain Environmental Matters................................................38
       Section 8A.2        Products Liability Matters...................................................39
       Section 8A.3        Limitations of Indemnification...............................................40
       Section 8A.4        Escrow Account...............................................................40
       Section 8A.5        Third Party Claims...........................................................41
       Section 8A.6        Insurance and Tax Recoveries.................................................41
       Section 8A.7        Certain Definitions..........................................................41

                                    ARTICLE 9
                                   TERMINATION

       Section 9.1.        Termination by Mutual Consent................................................43
       Section 9.2.        Termination by Either the Company or Purchaser...............................43
       Section 9.3.        Termination by the Company...................................................43
       Section 9.4.        Termination by Purchaser.....................................................43
       Section 9.5.        Effect of Termination and Abandonment........................................44

                                   ARTICLE 10
                               CERTAIN DEFINITIONS

       Section 10.1.       Definitions..................................................................44

                                   ARTICLE 11
                               GENERAL PROVISIONS

       Section 11.1.       Nonsurvival of Representations, Warranties and Agreements....................51
       Section 11.2.       Notices......................................................................52
       Section 11.3.       Assignment; Binding Effect; Benefit..........................................52
       Section 11.4.       Entire Agreement.............................................................52
       Section 11.5.       Amendment....................................................................53
       Section 11.6.       Governing Law................................................................53
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

       Section 11.7.       Counterparts.................................................................53
       Section 11.8.       Headings.....................................................................53
       Section 11.9.       Interpretation...............................................................53
       Section 11.10.      Incorporation of Exhibits and Schedules......................................53
       Section 11.11.      Severability.................................................................54
       Section 11.12.      Enforcement of Agreement.....................................................54
       Section 11.13.      Performance by Merger Sub....................................................54



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
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 30, 1996, by and among GCP Investors Inc., a Delaware corporation (the "COMPANY"), and Rubbermaid Incorporated, an Ohio corporation ("PURCHASER"), and Rubbermaid Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB").

                                    RECITALS

                  WHEREAS, the Board of Directors of the Company, Purchaser and Merger Sub each have determined that it is in the best interest of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance thereof, the Boards of Directors of the Company, Purchaser and Merger Sub have each approved the merger of the Merger Sub with and into the Company in accordance with applicable law, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER;
                           THE CLOSING; EFFECTIVE TIME

                  Section 1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                  Section 1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, at 9:00 a.m., local time, on the first business day immediately following the later to occur of September 30, 1996 or the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith

(or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied), or at such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

                  Section 1.3. EFFECTIVE TIME. On the Closing Date the parties hereto shall cause a certificate of merger meeting the requirements of section 251 of the DGCL (the "CERTIFICATE OF MERGER") to be properly executed and filed in accordance with such section. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

                                    ARTICLE 2
                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

                  Section 2.1. CERTIFICATE OF INCORPORATION Subject to SECTION 7.10(A), the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                  Section 2.2. BYLAWS Subject to SECTION 7.10(A), the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                                    ARTICLE 3
                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

                  Section 3.1. DIRECTORS The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

                  Section 3.2. OFFICERS The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

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                                    ARTICLE 4
                           CONVERSION OR CANCELLATION
                             OF SHARES IN THE MERGER

                  Section 4.1. CONVERSION OR CANCELLATION OF SHARES The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

                  (a) At the Effective Time, each share of class A common stock; class B common stock; class C common stock; and series A cumulative, redeemable, convertible preferred stock, each with a par value $0.01 per share (the "SHARES"), of the Company issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any of their respective affiliates and other than shares of capital stock of the Company which are held by stockholders ("DISSENTING STOCKHOLDERS") exercising appraisal rights with respect to such shares pursuant to section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with SECTION
4.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with section 262 of the DGCL.

                  (b) At the Effective Time, each share of series B cumulative, redeemable, preferred stock, par value $0.01 per share (the "SERIES B PREFERRED SHARES"), of the Company issued and outstanding immediately prior to the Effective Time (other than Series B Preferred Shares owned by Purchaser, Merger Sub or any of their respective affiliates and other than Series B Preferred Shares which are held by Dissenting Stockholders exercising appraisal rights with respect to such shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $100 plus an amount equal to accrued and unpaid dividends thereon (whether or not declared), up to the Effective Date (the "SERIES B MERGER CONSIDERATION"). All such Series B Preferred Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Series B Preferred Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Series B Merger Consideration for such Series B Preferred Shares upon the surrender of such certificate in accordance with SECTION 4.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Series B Preferred Shares as determined in accordance with section 262 of the DGCL.

                  (c) At the Effective Time, each Share and each Series B Preferred Share issued and outstanding immediately prior to the Effective Time and owned by any of the Purchaser, Merger Sub or any of their respective affiliates and each Share issued and held in the Company's treasury immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (d) At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such Shares, be converted into one share of common stock, without par value, of the Surviving Corporation.

                  (e) At the Effective Time, each outstanding Employee Option (as defined in SECTION 5.2) shall be canceled by the Company and each holder of a canceled Employee Option shall receive from the Paying Agent, in cancellation and settlement of the Employee Option, a cash amount (the "OPTION CONSIDERATION") equal to the product of (i) the number of shares of class A common stock of the Company subject to the Employee Option multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of the class A common stock of the Company subject thereto immediately prior to the Effective Time.

                  Prior to the Closing, the Company shall provide Purchaser with a listing certified by an executive officer of the Company of Employee Options held by each optionee (including the date of grant, the number of Shares issuable upon exercise of each Employee Option, and the Option Consideration to which each option is entitled). At and after the Effective Time, each holder of an Employee Option will be entitled to receive only an amount equal to the Option Consideration. All amounts payable under this SECTION 4.1(E) shall be paid on the Effective Time by wire transfer of immediately available funds or check (as the Paying Agent shall be instructed by the person entitled to such payment), shall be subject to any required tax withholding and shall be paid without interest.

                  (f) At the Effective Time, each outstanding warrant, dated June 23, 1995 (a "WARRANT") to purchase class A common stock of the Company issued to Edward H. Cone or Robert L. Cone shall be canceled by the Company and each holder of a canceled Warrant shall receive from the Paying Agent, in cancellation and settlement of such Warrant, a cash amount (the "WARRANT CONSIDERATION") equal to the product of (i) the number of shares of class A common stock of the Company subject to the Warrant multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of the class A common stock of the Company subject thereto immediately prior to the Effective Time. At and after the Effective Time, each holder of a Warrant will be entitled to receive only an amount equal to the Warrant Consideration. All amounts payable under this SECTION 4.1(F) shall be paid at the Effective Time against delivery of the Warrant certificates by wire transfer of immediately available funds or check (as the Paying Agent shall be instructed by the person entitled to such payment) and shall be paid without interest.

                  Section 4.2. PAYMENT FOR SHARES, SERIES B PREFERRED SHARES, EMPLOYEE OPTIONS AND WARRANTS At or prior to the Effective Time, Purchaser shall deposit in trust with such paying agent as may be appointed by the Company with the Purchaser's prior approval (the "PAYING AGENT") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in immediately available funds pursuant to SECTION 4.1 hereof to holders of Shares, Employee Options, Warrants and Series B Preferred Shares issued and outstanding immediately prior to the Effective Time; provided however that, if, as of the Closing Date, certificates representing less than 98% of the aggregate of the Shares and the Series B Preferred Shares have been delivered to the Paying Agent as set forth below, Purchaser shall only be required to deposit in trust with the Paying Agent an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in immediately available funds pursuant to SECTION 4.1 hereof to holders of (i) Shares and Series B Preferred Shares actually tendered as of such date and (ii) all Employee Options and Warrants. Following the Effective Time, Purchaser shall provide funds to the Paying Agent in an amount sufficient to make payments to the holders of Shares and Series B Preferred Shares who did not tender certificates in respect of such shares prior to such date, as and when such certificates are delivered to the Paying Agent as set forth below. Prior to the Effective Time, the Company shall cause the Paying Agent to deliver to each person (other than any of the Purchaser, Merger Sub or their respective affiliates) who was or will be, immediately prior to the Effective Time, a holder of record of issued and outstanding Shares or Series B Preferred Shares a form (mutually agreed to by the Company and Purchaser) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represent any of such Shares or Series B Preferred Shares, as the case may be, in exchange for payment therefor. It is agreed that letters of transmittal will be made available to such holders prior to the Effective Time in final form, so they may be delivered to the Paying Agent for payment at the Effective Time. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall cause to be paid by the Paying Agent to the persons entitled thereto by wire transfer of immediately available funds or check (as the Paying Agent shall be instructed by the person surrendering such certificates) the amount of the Merger Consideration and the Series B Merger Consideration payable in respect of the Shares and the Series B Preferred Shares, respectively, represented by such certificates. Such payment will be made at the Effective Time with respect to certificates surrendered, and letters of transmittal duly executed and completed, at the Effective Time, and as soon as practicable thereafter with respect to certificates surrendered and letters of transmittal duly executed and completed on a later date. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares or Series B Preferred Shares outstanding at the Effective Time and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares or Series B Preferred Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and Series B Preferred Shares for cash and the payment of the Option Consideration and the Warrant Consideration.

                  Section 4.3. DISSENTERS' RIGHTS The Company shall give Purchaser notice of the delivery of any demand from a Dissenting Stockholder pursuant to section 262(d) of the DGCL. If any Dissenting Stockholder shall fail to perfect or shall have effectively lost the right to dissent, the Shares or Series B Preferred Shares held by such Dissenting Stockholder, as the case may be, shall thereupon be treated as though such Shares or Series B Preferred Shares had been converted into the right to receive the Merger Consideration or the Series B Merger Consideration, respectively, pursuant to SECTION 4.1.

                  Section 4.4. TRANSFER OF SHARES AND SERIES B PREFERRED SHARES AFTER THE EFFECTIVE TIME No transfers of Shares or Series B Preferred Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                  Section 4.5. ESCROW ACCOUNT; SELLING EXPENSES At or prior to the Effective Time, AEA Investors Inc., Edward H. Cone and Robert L. Cone (the "Escrow Parties") shall cause the Escrow Amount to be deposited with the Escrow Agent to be held and administered in accordance with the Escrow Agreement. Interest earned on the Escrow Amount will be paid in cash to the Escrow Parties every six months, pursuant to the terms of the Escrow Agreement. At or prior to the Effective Time, the Company shall cause all unpaid Selling Expenses to be paid to the persons entitled thereto.

                                    ARTICLE 5
                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Purchaser as follows:

                  Section 5.1. ORGANIZATION AND STANDING (a) Each of the Graco Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to (i) conduct its business as it is now being conducted, (ii) own or use the property and assets that it owns or uses, and
(iii) perform all its obligations under all Contracts to which it is a party. Each of the Graco Companies is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Company has previously made available to Purchaser true and complete copies of the certificate of incorporation of and bylaws of each of the Graco Companies as currently in effect.

                  (b) SCHEDULE 5.1 sets forth a correct and complete list of each of the Subsidiaries of the Company, its jurisdiction of incorporation or organization, its authorized capital stock or share capital, and the percentage ownership by each record holder thereof. Except as disclosed for each Subsidiary in Schedule 5.1, the Company does not (i) own, directly or indirectly, any capital stock, option or other equity interest in any other person or entity, or (ii) have any direct or indirect equity or ownership interest in any business other than the businesses conducted by the Company and each of its Subsidiaries. Except as disclosed in
Schedule 5.1, neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide capital contributions to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person or entity.

                  Section 5.2. CAPITALIZATION (a) The authorized capital stock of the Company consists of:

                  (i) 565,987 shares of class A common stock of which, as of the date of this Agreement, 100,000 shares are issued and outstanding;

                  (ii) 1,000 shares of class B common stock of which 1,000 shares are issued and outstanding;

                  (iii) 113,286 shares of class C common stock of which 113,286 shares are issued and outstanding;

                           (iv) 300,000 shares of series A cumulative, redeemable, convertible preferred stock of which, as of the date of this Agreement, 300,000 shares are issued and outstanding; and

                           (v) 50,000 shares of series B cumulative, redeemable, senior preferred stock of which 50,000 shares are issued and outstanding.

                  (b) Not more than 57,143 shares of class A common stock of the Company are issuable upon the exercise of outstanding stock options ("EMPLOYEE OPTIONS") granted by the Company pursuant to the GCP Investors Inc. 1995 Stock Option Plan (the "COMPANY STOCK OPTION PLAN"), with an exercise price per share of $100. As of the date hereof, 108,844 shares of class A common stock are issuable upon the exercise of the outstanding Warrants, with an aggregate exercise price of $16,979,664.

                  (c) All of the issued and outstanding shares of each class of capital stock of the Company and its Subsidiaries are duly authorized, validly issued and fully paid and nonassessable. Except as set forth on SCHEDULE 5.2, all of the issued and outstanding shares of each class of capital stock of the Company's Subsidiaries are owned beneficially by the Company (directly or through one or more of its Subsidiaries) and are free from all Encumbrances. Except for the Employee Options and the Warrants or as set forth on SCHEDULE 5.2, neither the Company nor its Subsidiaries has any commitment or obligation to redeem, buy, issue or sell any shares of capital stock of the Company or its Subsidiaries or any securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to put to, or subscribe for, purchase or otherwise acquire from the Company or its Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries, and no such securities or obligations are issued or outstanding.

                  Section 5.3. AUTHORITY; NO CONFLICT (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the holders of the Company's Class B Common Stock and Series A cumulative , redeemable, convertible, preferred stock (the "STOCKHOLDER APPROVAL"), the Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) Except as set forth in SCHEDULE 5.3(B), the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, directly or indirectly (with or without notice or the lapse of time or both):

                           (i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the certificate of incorporation, bylaws or other organizational documents of any of the Graco Companies;

                           (ii) contravene, conflict with, or result in a material violation or breach of or default under, require filing with or obtaining material consent from any Governmental Body or other person, or give any Governmental Body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Graco Companies are subject;

                           (iii) contravene, conflict with, or result in a violation or breach of or default under any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any material Governmental Authorization that is held by the Graco Companies or that otherwise relates to the Business;

                           (iv) contravene, conflict with, or result, in a violation or breach of or default under any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any Consent under, or to cancel or terminate any Material Contract to which any of the Graco Companies are a party; or

                           (v) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the property or assets of the Graco Companies.

                  (c) Except as set forth in SCHEDULE 5.3(C), none of the Graco Companies is, nor will any be, required to give any notice to or obtain any material Consent from any person in connection with the transactions contemplated hereby.

                  Section 5.4. FINANCIAL STATEMENTS (a) Except as set forth in
SCHEDULE 5.4, the Financial Statements and all Interim Financial Statements delivered pursuant to Section 7.3 will, when delivered, fairly present the financial condition and the results of operation, changes in stockholders' equity, and cash flows of Graco and its Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, with respect to the interim Financial Statements, to normal recurring year-end adjustments, none of which are or will be material. The Graco Companies and the Business have no Liabilities, other than Liabilities which (i) are fully reflected or fully reserved for on the Balance Sheet, (ii) are disclosed on the Schedules hereto, (iii) have been incurred in the ordinary course of business consistent (in amount and kind) with past practices and prudent business practice prevailing in the industry since June 29, 1996, or
(iv) could not otherwise be reasonably expected to have a Material Adverse Effect. To the Knowledge of the Company, there are no circumstances, conditions, events or arrangements that would hereafter give rise to any material Liabilities of the Graco Companies, the Business or any of their respective successors, except in the ordinary course of business consistent (in amount and kind) with past practice and prudent business practices prevailing in the industry or as set forth in the Schedules hereto. Since June 23, 1995, the Company has established an IBNR reserve on its books and records in accordance with GAAP.

                  (b) Subject to SECTION 7.12, the Predecessor Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flows of Graco Children's Products, Inc., a Pennsylvania corporation and the predecessor of Graco ("GRACO PA") as at the respective dates of and for the periods referred to in such Predecessor Financial Statements, all in accordance with GAAP. Graco PA did not establish reserves in the Predecessor Financial Statements for incurred but not reported employee benefit claims; provided that if such reserves had been established on Graco PA's balance sheet as of December 31, 1994 in accordance with GAAP, such reserves would not to the Knowledge of the Company have exceeded $1,000,000. Graco PA did not established Return Reserves in the Predecessor Financial Statements; provided, that if such reserves for defective or unsuitable merchandise had been established on Graco PA's balance sheet as of December 31, 1994 in accordance with GAAP, such reserves for such defective or unsuitable merchandise would not, to the Knowledge of the Company, have exceeded $2,000,000.

                  (c) Except to the extent specifically provided otherwise in the Financial Statements and the Predecessor Financial Statements, and, in the case of the Predecessor Financial Statements, subject to SECTION 7.12, (i) all inventories reflected in the Financial Statements and the Predecessor Financial Statements were valued in accordance with GAAP at the lower of cost or market, with cost being determined using the first in, first out method; and (ii) sales were stated in accordance with GAAP in the Financial Statements and the Predecessor Financial Statements net of allowances relating to such sales, discounts and permitted returns.

                  Section 5.5. INVENTORY The inventory of the Graco Companies is suitable, usable, or salable in the ordinary course of business for the purposes for which intended, consistent with past practice, except to the extent written down on the Balance Sheet. To the Knowledge of the Company there are no adverse conditions affecting a material source of materials or services available to the Graco Companies (including materials or services obtained through Hong Kong Company).

                  Section 5.6. RECEIVABLES All accounts and notes receivable of the Graco Companies have arisen in the ordinary course of business of the Graco Companies from bona fide transactions and represent valid obligations due the Graco Companies in accordance with their terms. SCHEDULE 5.6 sets forth a true and correct list, as of August 3, 1996, of all accounts receivable of the Graco Companies which are more than 60 days old.

                  Section 5.7. TANGIBLE PROPERTY Except as set forth in SCHEDULE 5.7, the buildings, facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles and structures and any related capitalized items and other tangible property, in each case, that are material to the conduct of the Business (the "TANGIBLE PROPERTY") are, with due regard to the age of the equipment, in good operating condition and repair, reasonable wear and tear excepted. The buildings or structures located on the Real Property are in good operating condition, reasonable wear and tear excepted and are, to the Knowledge of the Company, free of any material structural or engineering defects, and, subject to continued repair and replacement in accordance with past practice, are suitable for their intended use. Except as set forth on
SCHEDULE 5.7, during the past five years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Tangible Property.

                  Section 5.8. BOOKS AND RECORDS The books of account, minute books, stock record books, and other records of the Graco Companies, all of which have been or will, upon request, be made available to Purchaser, are accurate, complete and correct in all material respects.

                  Section 5.9. TITLE TO ASSETS; ENCUMBRANCES; REAL ESTATE
MATTERS.

                  (a) The Graco Companies do not own, lease, or operate any real property other than the Real Property or the Leased Real Property. All of the real estate, buildings, structures and other improvements owned or used by the Graco Companies in, or necessary for, the conduct of the Business are included in the Real Property and the Leased Real Property. The Leases constitute all agreements or binding arrangements, whether written or oral, (i) pursuant to which the Graco Companies lease or otherwise have the right to use any real or personal property and (ii) under which (solely in the case of leased personal property) the Graco Companies currently make or are obligated to make annual rental payments of more than $50,000.

                  (b) The properties, assets and rights of the Graco Companies constitute all properties, assets and rights owned and used in, or necessary for, the operation of the Business as currently conducted, it being understood that no representation is being made pursuant to this SECTION 5.9(B) with respect to the Intellectual Property.

                  (c) The Company and its Subsidiaries have (i) good and marketable fee simple title to the Real Property, free and clear of all material Liabilities and Encumbrances subject, however, to (1) the Permitted Encumbrances and (2) the matters described in SCHEDULE 5.9; (ii) good and marketable title to all of its other property and assets (other than Intellectual Property, with respect to which the representations and warranties of the Company set forth in
SECTION 5.21 regarding title thereto and other matters shall govern and control); and (iii) a valid and marketable leasehold interest in the Leased Real Property and leased personal property pursuant to the respective Leases, free and clear of any material Liability or Encumbrance subject, however, to the Permitted Encumbrances.

                  (d) Except as set forth on SCHEDULE 5.9, (i) the Real Property and the Leased Real Property, the use and occupancy thereof by the Graco Companies, and the conduct thereon and therein of the Business does not violate in any material respect any applicable Legal Requirement consisting of building codes, deed restrictions, or any zoning, subdivision or other land use or similar laws; (ii) the Graco Companies have received no written notice of any material violation of any applicable Legal Requirements consisting of building codes, deed restrictions or any zoning, subdivision or other land use or similar laws which relate to the Real Property or the Leased Real Property, the use and occupancy thereof by the Graco Companies or the conduct therein and thereon of the Business; (iii) there are no existing or pending and, to the Knowledge of the Company, there are no Threatened, (A) requests, applications or proceedings to alter or restrict, in any material respect, the zoning or other use restrictions applicable to any of the Real Property or the Leased Real Property,
(B) condemnation proceedings that would adversely affect any of the Real Property or the Leased Real Property, or (C) public improvements that would result in any material charge or Tax being levied or assessed against, or would result in the creation of any material Encumbrance upon, any of the Real Property or the Leased Real Property.

                  (e) Except as disclosed on Schedule 5.9, the Graco Companies have not leased or sublet, as lessor or sublessor, and no third party is in possession of, any of the Real Property, and neither the whole nor any portion of any tract of the Real Property has been condemned, requisitioned or otherwise taken by any Governmental Body and, to the Knowledge of the Company, no such condemnation, requisition or taking is threatened or contemplated.

                  (f) All facilities located on the Real Property and the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities as presently operated, and all of such services are adequate to conduct that portion of the Business as presently is conducted at each of such facilities.

                  Section 5.10. PRODUCTS; WARRANTIES; CLAIMS (a) Except as set forth in SCHEDULE 5.10(A), to the Knowledge of the Company, there is no material Liability, or any basis for any present or future proceeding against the Graco Companies giving rise to any material Liability, for the recall or, except in the ordinary course of business, consistent with past practice, the replacement or repair of any products that the Graco Companies have designed, sold or manufactured. Except as set forth in SCHEDULE 5.10(A), no product manufactured or sold by Graco is, in any respect material to the Business, subject to any express warranty nor any other warranty, other than any warranties that are implied by any applicable Legal Requirement.

                  (b) Except as set forth on SCHEDULE 5.10(B), to the Knowledge of the Company, there is no (i) material Liability to the Graco Companies or
(ii) basis for any present or future proceeding against the Graco Companies that would result in any material Liability to the Graco Companies, arising out of or in connection with any injury, death or damage to individuals, persons or property that occurred by reason of the ownership, possession, or use of or otherwise arising from or relating to any product designed, manufactured or sold by Graco.

                  Section 5.11. TAXES (a) Except as set forth on SCHEDULE 5.11,
(i) each of the Graco Companies has timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by it, or will cause all Tax Returns due between the date of this Agreement and the Closing Date to be timely filed (in each case, taking into account any valid extensions of time for filing), pursuant to applicable Legal Requirements, (ii) each of the Graco Companies has paid or will pay all Taxes that have become or will become due pursuant to such Tax Returns, or pursuant to any assessment received by the Graco Companies, except such Taxes, if any, that are not material to the Business or (x) that are being contested in good faith, (y) that are fully reflected or fully reserved for on the Balance Sheet, and (z) that are listed in
SCHEDULE 5.11 and (iii) each of the Graco Companies has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any stockholder, employee, creditor, independent contractor or other third party.

                  (b) Each Tax Return filed or to be filed on or before the Closing by the Graco Companies was, or will be, prepared in compliance in all material respects with all Legal Requirements and is, or will be, true and correct in all material respects.

                  (c) For federal income tax purposes, Graco Children's Products, Inc., a Pennsylvania corporation, was, between November 1, 1986 and the date of the consummation of the transactions contemplated by the Acquisition Agreement, properly classified as an "S corporation" under section 1361(a) of the Code and the treasury regulations promulgated thereunder, and was so classified for state and local income tax purposes, pursuant to analogous state or local provisions, in the jurisdictions and between the dates set forth on
Schedule 5.11.

                  (d)      Except as set forth on SCHEDULE 5.11:

                           (i) during the past five years, there has been no action, suit, proceeding or audit commenced against any of the Graco Companies regarding a material amount of Taxes;

                           (ii) none of the Graco Companies is a party to or bound by any Tax allocation or Tax sharing agreement or arrangement and none of the Graco Companies has any current contractual obligation to indemnify any other person or entity with respect to Taxes;

                           (iii) no taxing authority in a jurisdiction where any of the Graco Companies does not file Tax Returns has, to the Knowledge of the Company, made a claim, assertion or threat that such nonfiling person is or may be subject to taxation by such jurisdiction;

                           (iv) there are no agreements with any taxing authority that may affect the liability for Taxes of any of the Graco Companies for any period (or portion thereof) beginning on or after the Closing Date.

                           (v) all income and franchise Tax Returns of each of the Graco Companies filed prior to the date hereof have been audited by the relevant taxing authority or the time for assessing or collecting Tax with respect thereto has closed and such income and franchise Tax Returns are not subject to review by any relevant taxing authority;

                           (vi) none of the Graco Companies has consented to extend the time in which any material amount of Tax may be assessed or collected by any taxing authority; and

                           (vii) the amount of tax deductible amortizable
         Section 197 intangibles as defined in Code Section 197 acquired in the transactions consummated pursuant to the Acquisition Agreement was not less than $90,000,000.

                  Section 5.12. EMPLOYEE BENEFITS (a) SCHEDULE 5.12(A) contains a true and complete list of each Employee Benefit Plan and, other than with respect to the Employee Benefit Plans listed on SCHEDULE 5.12(A), no Graco Company or ERISA Affiliate has any material liability, contingent or otherwise, to, or with respect to, any plan, program or arrangement which provides cash or non-cash compensation or benefits to any Employee. No Graco Company or ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Employee Benefit Plan, to enter into any Employment Agreement or to modify or to terminate any Employee Benefit Plan (except to the extent required by law or to conform any such Employee Benefit Plan to the requirements of any applicable law, in each case as previously disclosed to Purchaser, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

                  (b) The Company has provided or has caused to be provided to Purchaser (i) current, accurate and complete copies of all material documents embodying or relating to each Employee Benefit Plan, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor (the "Department") Regulation 2520.104-23, if any, filed for each Employee Benefit Plan which is an "employee pension benefit plan", as defined in section 3(2) of ERISA, for a select group of management or highly compensated Employees; (v) the most recent determination letter received from the IRS, if any, for each Employee Benefit Plan and related trust which is intended to satisfy the requirements of section 401(a) of the Code; (vi) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of its assets; (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Benefit Plan; and

(viii) all material communications to any Employee or Employees relating to each Employee Benefit Plan.

                  (c) Except as set forth on SCHEDULE 5.12(C), each of the Graco Companies and each ERISA Affiliate has performed all material obligations required to be performed by it under each Employee Benefit Plan and each Employee Benefit Plan has, in all material respects, been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations (foreign or domestic), including but not limited, to ERISA and the Code including, without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the Pension Benefit Guaranty Corporation, the IRS and the Department. To the Knowledge of the Company, each Employee Benefit Plan intended to qualify under section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Employee Benefit Plan is so qualified and that each trust forming a part of any such Employee Benefit Plan is exempt from tax pursuant to section 501(a) of the Code and, to the Knowledge of the Company, no circumstances exist which would adversely affect this qualification or exemption. No "prohibited transaction," within the meaning of section 4975 of the Code or section 406 of ERISA, has occurred with respect to any Employee Benefit Plan. No action or failure to act and no transaction or holding of any asset by, or with respect to, any Employee Benefit Plan has or could reasonably be expected to subject the Graco Companies, any ERISA Affiliate or any fiduciary to any material tax, penalty or other liability, whether by way or indemnity or otherwise. There are no proceedings or claims pending, or to the Knowledge of the Company, Threatened or anticipated (other than routine claims for benefits) against any of the Graco Companies or any ERISA Affiliate with respect to any Employee Benefit Plan, or against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No event or transaction has occurred with respect to any Employee Benefit Plan that would result in the imposition of any material amount of Tax under Chapter 43 of Subtitle I of the Code. Except as described on Schedule 5.12(c), each Employee Benefit Plan can be amended, terminated or otherwise discontinued without material liability to the Graco Companies or any ERISA Affiliate, other than the liability for making payments to such plan which have accrued in accordance with the terms of such plan but which have not been paid as of the date of such amendment, termination or other discontinuation. The Graco Companies and each ERISA Affiliate have made all payments with respect to all periods which are required by each Employee Benefit Plan, each related trust, each collective bargaining agreement or by law (foreign or domestic) to be made to, or with respect to each Employee Benefit Plan. To the Knowledge of the Company, (i) no Employee Benefit Plan is under audit or investigation by the IRS, the Department, the Pension Benefit Guaranty Corporation, or any other governmental agency (foreign or domestic) and (ii) no such audit or investigation is pending or Threatened.

                  (d) Except as set forth on SCHEDULE 5.12(D), no Graco Company or ERISA Affiliate presently sponsors, maintains, contributes to, is required to contribute to, nor has any of the Graco Companies or any ERISA Affiliate ever sponsored, maintained, contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of section 4201 of ERISA) to, any Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA which is subject to Title IV of ERISA or which is a "multiemployer plan" within the meaning of sections 3(37) and 4001(a)(3) of ERISA. No Graco

Company or ERISA Affiliate has any liability, contingent or otherwise, to, with respect to, or arising from (i) the Prior Salary Continuation Plan, other than for the payment of certain disability and survivor benefits to those persons listed on Exhibit 3 to SCHEDULE 5.12(D) to the extent set forth on such Exhibit,
(ii) the Graco Metals Products, Inc. Employee Pension Plan, or (iii) the Pleasant Manufacturing Company Profit Sharing Plan.

                  (e) Except as set forth on SCHEDULE 5.12(E), no Graco Company or any ERISA Affiliate maintains or contributes to any Employee Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by section 4980B of the Code, and, to the Knowledge of the Company, no Graco Company or any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by section 4980B of the Code.

                  (f) Except as set forth on SCHEDULE 5.12(F), the execution of this Agreement and performance of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Employee Benefit Plan, trust or loan related to any such plan or any Employment Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in any benefits or obligation to fund any material benefits with respect to Employees of the Graco Companies, or
(ii) result in the triggering or imposition of any restrictions or limitations on the right of any of the Graco Companies or any ERISA Affiliate to amend or terminate any Employee Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes.

                  (g) Except as set forth on SCHEDULE 5.12(G), no payment or benefit which will or may be made by any of the Graco Companies, any ERISA Affiliate, or any of their respective affiliates with respect to any Employee nor the payment by Purchaser of any portion of Merger Consideration will be characterized as an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

                  (h) Except as set forth on SCHEDULE 5.12(H), none of the Graco Companies is a party to any Employment Agreement or Contract or Employee Benefit Plan providing for the payment of any benefit as a result of the consummation of the transactions contemplated by this Agreement.

                  Section 5.13. COMPLIANCE WITH CERTAIN LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS (a) Except as set forth in SCHEDULE 5.13(A) and subject to the provisions of SECTION 5.13(C):

                  (i) each of the Graco Companies has complied with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or to the ownership or use of any of its properties or assets;

                  (ii) no event has occurred or circumstances exist that (A) would constitute or result in a violation by the Graco Companies of, or a failure on the part of the Graco Companies to comply with, any Legal Requirement, or (B) would give rise to any obligation on the part of the Graco Companies to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any such Legal Requirement; and

                  (iii) since January 1, 1990, none of the Graco Companies has received any written notice from any Governmental Body or any other person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential obligation on the part of any of the Graco Companies to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any applicable Legal Requirement, nor have any of the Graco Companies received any such notice prior to January 1, 1990 that has not been fully complied with or resolved;

except as could not reasonably be expected to have a Material Adverse Effect.

                  (b) SCHEDULE 5.13(B) contains a complete and accurate list of each material Governmental Authorization that is held by each of the Graco Companies or that otherwise relates to or is required in connection with the Business. Each Governmental Authorization listed in SCHEDULE 5.13(B) is, in all material respects, valid and in full force and effect. Except as set forth in
SCHEDULE 5.13(B):

                           (i) each of the Graco Companies has complied in all material respects with all of the terms and requirements of each Governmental Authorization applicable to such Graco Company identified in SCHEDULE 5.13(B); and

                           (ii) no event has occurred or circumstance exists that (A) would constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorizations listed in SCHEDULE 5.13(B), or (B) would result in the revocation, withdrawal, suspension, cancellation, or termination of, any Governmental Authorization listed in SCHEDULE 5.13(B).

                  (c) Anything to the contrary set forth in this Agreement notwithstanding, (i) the term "Legal Requirement," as used in this SECTION 5.13, shall not include, or be deemed to include, any Legal Requirement which constitutes an Environmental Law; (ii) the term "Governmental Authorization," as used in this SECTION 5.13, shall not include, or be deemed to include, any Governmental Authorization which constitutes an Environmental Permit and (iii) all matters pertaining to Environmental Laws and any environmental liabilities, and the representations and warranties of the Company with respect thereto, shall be exclusively governed by, and set forth in, SECTION 5.18.

                  Section 5.14. LEGAL PROCEEDINGS; ORDERS; WORKERS' COMPENSATION CLAIMS (a) Except as set forth in SCHEDULE 5.14:

                           (i) there is no proceeding that (a) has been commenced by or against any of the Graco Companies or, to the Knowledge of the Company, their Related Persons or (b) that, to the Knowledge of the Company, otherwise relates to, or if adversely determined, could reasonably be expected to materially and adversely affect, the Business, or any of the Graco Companies' properties or assets; and

                           (ii) there is no proceeding that has been commenced by or against any of the Graco Companies or, to the Knowledge of the Company, their Related Persons or, to the Knowledge of the Company, by or against any other person, that challenges or that would have the effect of preventing or rendering illegal any of the transactions contemplated hereby; and

                           (iii) to the Knowledge of the Company, (A) no proceeding of the type described in SECTIONS 5.14(A)(I) or (II) has been Threatened, and (B) no event has occurred or circumstances exist that would give rise to or serve as a basis for the commencement of any such proceeding.

                  (b)      Except as set forth in SCHEDULE 5.14:

                           (i) there is no Order to which any of the Graco Companies or any of their respective properties or assets are subject; and

                           (ii) each of the Graco Companies has complied in all material respects with all of the terms and requirements of each Order applicable to it set forth in SCHEDULE 5.14.

                  (c) SCHEDULE 5.14 sets forth a complete and accurate summary and current status of all pending and, to the Knowledge of the Company, Threatened workers' compensation claims by any current or former employees of each of the Graco Companies.

                  Section 5.15. ABSENCE OF CERTAIN CHANGES AND EVENTS (a) Except as set forth in SCHEDULE 5.15, and except for the transactions contemplated by the Agreement, since January 1, 1996, each of the Graco Companies has conducted the Business only in the ordinary course and none of the following events has occurred:

                           (i) (A) amendment to the certificate of
         incorporation, bylaws or other organizational documents of any Graco Company, (B) merger by any Graco Company with or into or consolidation by any Graco Company with any other person, (C) subdivision in any way or reclassification of any shares of any Graco Company's capital stock, or (D) change or agreement to change in any manner the rights of Graco Company's outstanding capital stock or the character of the Business;

                           (ii) material payment or material increase by any Graco Company of any bonuses, salaries, or other compensation to any director, officer or Employee (except in the ordinary course of business) or the execution by any Graco Company of any Employment Agreement;

                           (iii) adoption of any Employee Benefit Plan, or any amendment to any Employee Benefit Plan which would materially increase any benefits payable thereunder;

                           (iv) damage to or destruction or loss of any property or assets of a Graco Company, whether or not covered by insurance, materially and adversely affecting the Business or financial condition of the Company, taken as a whole;

                           (v) execution of, termination of, failure to renew, or receipt of any written threat or notice of termination of or intention not to renew any Material Contract;

                           (vi) sale, lease, or other disposition of any property or assets of any Graco Company or any mortgage, pledge, or imposition of any Encumbrance on any of its property or assets, including the sale, lease, or other disposition of any of the Intellectual Property, other than (A) sales of inventory in the ordinary course of the Business, (B) the sale or other disposition of used machinery or equipment or other property or assets no longer used or useful in connection with the Business, or (C) any other sale or disposition of an insubstantial amount of property or assets in the ordinary course of business consistent with past practice;

                           (vii) change in the accounting methods or practices or any change in depreciation or amortization policies or rates used by the Company;

                           (viii) declaration or payment of any dividends by the Company or declaration or making of any other distributions of any kind by the Company to its stockholders, or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any shares of its capital stock or options, warrants or rights to purchase such capital stock;

                           (ix) except for bank borrowings in the ordinary course of business pursuant to the credit agreement, dated as of June 23, 1995, among Graco, certain commercial lending institutions and The Bank of Nova Scotia, as amended, and except for capital leases entered into in the ordinary course of business that are not material to the Company, taken as a whole, transactions whereby any Graco Company incurred any indebtedness or assumed, guaranteed or otherwise became liable or responsible for the obligations of any other person or made any loans, advances or capital contributions to, or investments in, any other person or entity (other than subsidiaries of the Company) or granted any security interest or created or modified any Encumbrance on any properties or assets of Graco;

                           (x) modification, amendment, termination or waiver of any material right or obligation under any Material Contract or other agreement of the type required to be set forth on any Schedule (other than as contemplated in SECTION 7.1) or of any asset or liability reflected in the Balance Sheet, except in the ordinary course of business consistent with past practice, or lapse of any material rights to the use of any Intellectual Properties or sale, assignment, license, transfer or other disposition of any material rights thereto;

                           (xi) material change in any of any Graco Companies' business policies, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget, product acquisition or capital expenditure policies;

                           (xii) loan or advance or other transaction by any of the Graco Companies to or with any of its stockholders, officers, directors, employees, consultants, agents or other representatives, or any loan or advance otherwise than in the ordinary course of business consistent with past practice;

                           (xiii) payment, directly or indirectly, of any Graco Company's material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                           (xiv) other than in the ordinary course of business, consistent with past practice, acceleration or delay by any of the Graco Companies in the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable or other Liabilities;

                           (xv) the making or changing of a material Tax election, compromise of any material Tax Liability, or the making of any payment to any person other than one of the Graco Companies pursuant to any agreement, arrangement or contractual obligation described in Section 5.11(d)(ii);

                           (xvi) any Graco Company's agreement, whether oral or written, to do any of the foregoing; or

                           (xvii) as of the date of this Agreement, any loss of, or deterioration of relations with, any key employee, customer or vendor of any Graco Company which could reasonable be expected to be material to the Business.

                  (b) Except as set forth on SCHEDULE 5.15, since January 1, 1996, the Company has not suffered any change or event which has or could reasonably be expected to have a Material Adverse Effect.

                  Section 5.16. CONTRACTS; LEASES; ABSENCE OF CERTAIN PRACTICES
(a) SCHEDULE 5.16(A) sets forth a complete and accurate list of each Contract to which any of the Graco Companies is a party, or by or to which any of the Graco Companies or the properties, assets or operations of the Business may be subject, of a type described below ("MATERIAL CONTRACTS"), and the Company has made available to Purchaser for its review true and complete copies of:

                           (i) each Contract (other than open sales orders arising in the ordinary course of business) that involves performance of services or delivery of goods or materials by any of the Graco Companies involving amounts in excess of $100,000;

                           (ii) each Contract (other than open purchase orders arising in the ordinary course of business) that involves performance of services for or delivery of goods or materials to any of the Graco Companies involving amounts in excess of $100,000;

                           (iii) each open sales or purchase order not in the ordinary course of business, consistent with past practice that involves performance of services or delivery of goods by or to any of the Graco Companies involving amounts in excess of $100,000;

                           (iv) each material licensing agreement or other Contract with respect to any of the Intellectual Property;

                           (v) each Contract with a labor union or association representing any Employee;

                           (vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by any of the Graco Companies with any other person;

                           (vii) each Contract containing covenants that purport to restrict, in any material respect, any of the Graco Companies' business activity or limit, in any material respect, the freedom of any of the Graco Companies to engage in any line of business or to compete with any person;

                           (viii) each Contract for material capital expenditures to which any of the Graco Companies is a party;

                           (ix) each material Contract entered into by any of the Graco Companies for, or regarding, the sale, distribution, exportation or importation of products by any distributor, broker, agent or other representative of any of the Graco Companies which will be outstanding or otherwise in effect at the Closing Date, together with the name and address of each distributor, broker, agent or other representative of any of the Graco Companies that is engaged in the sale, distribution, import or export of a material amount of products designed, manufactured or sold by any of the Graco Companies, as well as a list of all informal material arrangements and understandings which relate to any of such distributors, brokers, agents or other representatives (whether or not legally binding and whether oral or in writing);

                           (x)      each of the Leases;

                           (xi) each Contract for the sale of any properties, assets or operations of any of the Graco Companies or the Business other than inventory in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties, assets or operations;

                           (xii) each Contract relating to the acquisition by any of the Graco Companies of any operating business or the capital stock of any other person whether or not consummated, and each option for the purchase by any of the Graco Companies of any property, assets or operations;

                           (xiii) each Contract and other agreement pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party;

                           (xiv) each Contract relating to the lending or borrowing of money, including loan agreements, guarantees of obligations of affiliates and third parties, performance bonds, letters of credit, and similar instruments or arrangements;

                           (xv) each Contract with any current or former officer, director, stockholder or affiliate of any of the Graco Companies or with an entity in which any of the foregoing is a controlling person;

                           (xvi) each Contract under which any of the Graco Companies has agreed to share in the Tax liability of any party;

                           (xvii) each Contract relating to clean-up, abatement or other actions in connection with the remediation of any material liabilities relating to Hazardous Substances;

                           (xviii) each material Contract currently in negotiation by any of the Graco Companies of a type that is out of the ordinary course of business, including, without limitation, any partnership or joint venture agreement, strategic marketing or alliance agreement or any material refinancing; and

                           (xix) each material amendment, supplement, and modification in respect of any of the Contracts or Leases identified in SECTIONS 5.16(A)(I) through (XIX), inclusive.

                  (b)      Except as set forth on SCHEDULE 5.16(B):

                           (i) to the Knowledge of the Company, each Contract or Lease identified in SCHEDULE 5.16(A) is, in all material respects, in full force and effect and valid and enforceable in accordance with its terms;

                           (ii) to the Knowledge of the Company, each of the Graco Companies and each other person that has or had any Liability under any Contract or Lease identified in SCHEDULE 5.16(A) has complied in all material respects with all applicable terms and requirements of such Contract or Lease; and

                           (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that would contravene, conflict with, or result in a violation or breach of, or give any of the Graco Companies or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate, any Material Contract involving any of the Graco Companies or the Business or any property or assets of any of the Graco Companies.

                  (c) Except as disclosed in Schedule 5.16(c), none of the Contracts pursuant to which any of the Indebtedness is outstanding require or otherwise provide for any prepayment penalty, make-whole premium, or similar payment to be made in connection with the repayment or refinancing or any such Indebtedness.

                  (d) None of the terms of the Series B Preferred Shares or the series A cumulative, redeemable, convertible preferred stock require or otherwise provide for any prepayment penalty or similar payment to be made in connection with the redemption or other repayment of any such stock.

                  (e) Except in accordance with past practice and applicable law, no direct or indirect payments have been made to any person by any of the Graco Companies or their respective Related Persons or, to the Knowledge of the Company, any of their respective distributors, brokers, agents or other Representatives, for the purposes of inducing such person to sell or purchase any products to or from any of the Graco Companies or any of their respective distributors, brokers, agents or other Representatives or to induce such person not to purchase or sell any items to or from any other person. None of the Graco Companies, and their respective officers, directors and employees or, to the Knowledge of the Company, any of their respective distributors, brokers, agents or other Representatives, have, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution or similar benefit, to any customer, supplier, governmental employee or other person who is or may be in a position to assist or hinder the Graco Companies or the Business or to assist the Graco Companies in connection with any actual or proposed transaction relating to the Business or any of its property or assets.

                  Section 5.17. INSURANCE (a) SCHEDULE 5.17(A) sets forth a complete and accurate list and the Company has made available to Purchaser or its representatives for its review true and complete copies of all "occurrence" insurance policies and all "claims made" insurance policies (including all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance and all surety and fidelity bonds with respect to the Company and the Business, and all pending applications for any of the foregoing) currently in force and effect. Such policies, binders and bonds are valid and binding in accordance with their terms and are in full force and effect. All premiums and fees due and payable under such insurance policies, binders and bonds have been paid. The Graco Companies are not in default with respect to any material provision contained in any insurance policy, binder or bond and have not failed to give any notice or present any claim under any policy or binder in due and timely fashion. Except for claims set forth on
SCHEDULE 5.17(A), there are no outstanding unpaid claims under any instrument, policy or binder, and the Graco Companies have not received any written notice of cancellation or non-renewal of any such instrument, policy or binder. Except as set forth on SCHEDULE 5.17(A), the Graco Companies have not received any written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on SCHEDULE 5.17(A) will not be available in the future on substantially the same terms as now in effect.

                  (b)      SCHEDULE 5.17(B) identifies:

                           (i) any material Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Graco Companies; and

                           (ii) all obligations of the Graco Companies to provide coverage to third parties (for example, under Leases or other Contracts) and the policy under which such coverage is provided.

                  Section 5.18. ENVIRONMENTAL MATTERS (a) Except as set forth in
SCHEDULE 5.18(A) or as could not reasonably be expected to have a Material Adverse Effect:

                           (i) no Real Property or Leased Real Property is currently being used, nor, to the Knowledge of the Company, has the Real Property or the Leased Real Property ever been used, to make, store, handle, treat, dispose of, generate, recycle or transport Hazardous Substances in violation of any applicable Environmental Law;

                           (ii) to the Knowledge of the Company, there has never been a Release, or threatened Release, of Hazardous Substances at, on, under, from, or within any of the Real Property or Leased Real Property or any formerly owned or leased real property of the Graco Companies;

                           (iii) the Graco Companies, the Real Property and the Leased Real Property fully comply and have fully complied with all applicable Environmental Laws and Environmental Permits (as hereinafter defined);

                           (iv) no proceeding or, to the Knowledge of the Company, investigation arising under or relating to any Environmental Laws is pending, or to the Knowledge of the Company is Threatened, against the Graco Companies or any of the Real Property or any of the Leased Real Property and, to the Knowledge of the Company, no such proceeding or investigation is pending or threatened against any formerly owned or leased real property of the Graco Companies.

                           (v) none of the Graco Companies has ever received any written notification, citation, complaint, violation, notice or Order of any kind from any Governmental Body or any other person relating or pertaining to any Environmental Laws or any Environmental Costs or the making, storing, handling, treating, disposing, generating, transporting, recycling or Release of any Hazardous Substances;

                           (vi) to the Knowledge of the Company, no above or below ground storage tanks have ever been used by the Graco Companies or the Business or by any other person for the storage of any Hazardous Substances on or under any of the Real Property or any of the Leased Real Property;

                           (vii) the Graco Companies have obtained and have filed all required applications for all permits, licenses, registrations, consents and other authorizations required through the date hereof with respect to the Real Property, the Leased Real

         Property or the operation of the Business under any Environmental Law (the "ENVIRONMENTAL PERMITS"), and all such Environmental Permits are, and have continuously been, in full force and effect;

                           (viii) to the Knowledge of the Company, none of the Graco Companies, nor any of their respective affiliates, employees and agents, have transported or permitted any person to transport, any Hazardous Substances used, produced, Released or generated by the Business or at any Real Property or Leased Real Property, to any site or location listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) or any other similar state or federal list; and

                           (ix) to the Knowledge of the Company, there are no conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions that (1) are reasonably likely to interfere with or prevent compliance by the Business, the Real Property or the Leased Real Property with any Environmental Laws or Environmental Permits, or (2) may give rise to any liability or other obligation or form the basis for a claim under any Environmental Law that arises from the operations of the Business or otherwise relates to the Real Property or the Leased Real Property.

                  (b) SCHEDULE 5.18(B) contains a list of all sites or locations used by each of the Graco Companies during the last 8 years for the disposal of any material amount of wastes containing Hazardous Substances.

                  (c) SCHEDULE 5.18(C) sets forth a complete and accurate list of, and the Company has made available to Purchaser for its review true and complete copies and results of, any reports, studies, analyses, tests, or monitorings that it possesses pertaining to Hazardous Substances or hazardous activities in, on, or under any of the Real Property or Leased Real Property, or concerning compliance by the Graco Companies with any applicable Environmental Laws.

                  Section 5.19. EMPLOYEES Except as set forth on SCHEDULE 5.19, to the Knowledge of the Company, no senior executive officer, or other key member of executive management of any of the Graco Companies intends to terminate his or her employment with the Graco Companies as a result of or in connection with the transactions contemplated by this Agreement or otherwise.

                  Section 5.20. LABOR DISPUTES; COMPLIANCE Except as set forth in SCHEDULE 5.20:

                  (a) none of the Graco Companies is a party to any labor Contract or collective bargaining agreement with respect to Employees and no such Contract or agreement is currently being negotiated by any of the Graco Companies, and there has not been, there is not presently pending or existing, and to the Knowledge of the Company, there is not Threatened (i) any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any Employee, (ii) any application or complaint filed by an Employee or union with the

National Labor Relations Board or any comparable Governmental Body, or (iii) to the Knowledge of the Company, any organizational activity the purpose of which is to achieve representation of some or all of the Employees by a union for purposes of collective bargaining, or other labor dispute against or affecting any of the Graco Companies, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of the Company, is Threatened;

                  (b) to the Knowledge of the Company, no event has occurred or circumstances exist that would provide the basis for any work stoppage or other labor dispute;

                  (c) each of the Graco Companies (i) has complied with all Legal Requirements relating to employment, labor, equal employment opportunity, nondiscrimination, immigration, wages, hours, unemployment, benefits, as well as all Occupational Safety and Health Laws, (ii) has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages; and (iv) is not delinquent with respect to any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees, except, in the case of clause (i) of this SECTION 5.19(C), as could not reasonably be expected to have a Material Adverse Effect; and

                  (d) none of the Graco Companies is (i) liable for the payment of any material Taxes, fines, penalties, or other amounts, however designated, or (ii) involved in any pending proceeding or, to Knowledge of the Company, aware of any Threatened proceeding, in each case for failure (or an alleged failure) to comply, in any material respect, with any of the Legal Requirements described in SECTION 5.20(C).

                  Section 5.21.       INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 5.21(A) sets forth a complete and accurate list of all material Contracts to which any of the Graco Companies is a party or by which any of the Graco Companies is bound that relate to the Intellectual Property or to the intellectual property or similar proprietary rights of other persons that are licensed by any of the Graco Companies. To the Knowledge of the Company, except as set forth in SCHEDULE 5.21(a), there are no outstanding and, to Knowledge of the Company, no Threatened material disputes or disagreements with respect to any such Contract. To the Knowledge of the Company, each such Contract is in full force and effect and valid and enforceable in accordance with its terms. To the Knowledge of the Company, each of the Graco Companies and each other person that has or had any Liability under any such Contract has complied in all material respects with all applicable terms and requirements of such Contract. To the Knowledge of the Company, no event has occurred or circumstance exists that would contravene, conflict with, or result in a violation or breach of, or give any of the Graco companies or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate, any such Contract.

                  (b) SCHEDULE 5.21(B) sets forth a complete and accurate list of all Patents. Except as set forth in SCHEDULE 5.21(B):

                           (i) each of the Graco Companies is the owner of all right, title, and interest in and to each of the Patents identified as being owned by such Graco Company on SCHEDULE 5.21(B), free and clear of any Encumbrances other than Permitted Encumbrances;

                           (ii) all of the Patents identified on SCHEDULE 5.21(B) currently comply in all material respects with all Legal Requirements;

                           (iii) no Patent identified on SCHEDULE 5.21(B) has been or is now involved, in any material respect, in any opposition, interference, reissue, reexamination, or similar proceeding to which any of the Graco Companies is or was a party or participant and, to the Knowledge of the Company, there is no potentially interfering patent or patent application held by any person; and

                           (iv) no Patent is, to the Knowledge of the Company, infringed or has been challenged in any material respect nor has any proceeding been Threatened with respect thereto and, to the Knowledge of the Company, none of the products manufactured and sold, nor any process or technology used, by any of the Graco Companies infringes or is alleged to infringe in any material respect any patent or other proprietary right of any other person.

                  (c) SCHEDULE 5.21(C) sets forth a complete and accurate list of all Marks owned or used by the Graco Companies. Except as set forth in
SCHEDULE 5.21(C):

                           (i) each of the Graco Companies is the owner of all right, title, and interest in and to each of the Marks identified as being owned by such Graco Company on SCHEDULE 5.21(C), free and clear of all Encumbrances other than Permitted Encumbrances;

                           (ii) all Marks identified on SCHEDULE 5.21(C) currently comply in all material respects with all Legal Requirements;

                           (iii) to the Knowledge of the Company, there is no potentially interfering trademark or trademark application of any person relating to the Marks identified on SCHEDULE 5.21(C); and

                           (iv) to the Knowledge of the Company, no Mark identified on SCHEDULE 5.21(C) is infringed or has been challenged in any material respect, no proceeding has been Threatened with respect thereto and none of the Marks used by the Graco Companies or in the Business infringes in any material respect or is alleged to infringe any trade name, trademark, or service mark of any person.

                  (d) SCHEDULE 5.21(D) sets forth a complete and accurate list of all Copyrights (including all Copyrights relating to drawings used in the Business). Except as set forth in SCHEDULE 5.21(D):

                           (i) each of the Graco Companies is the owner of all rights, title, and interest in and to each of the Copyrights identified as being owned by such Graco

         Company on SCHEDULE 5.21(D), free and clear of all material Encumbrances other than Permitted Encumbrances;

                           (ii) all of the Copyrights identified on SCHEDULE 5.21(D) currently comply in all material respects with all Legal Requirements and have, to the Knowledge of the Company, been registered; and

                           (iii) to the Knowledge of the Company, no Copyright identified on SCHEDULE 5.21(D) is infringed, has been challenged in any material respect, no proceeding has been Threatened with respect thereto and none of the subject matter of any of such Copyrights infringes or is alleged to infringe in any material respect any copyright of any person.

                  (e) Except as set forth on SCHEDULE 5.21(E), the Graco Companies own or have the right to use all material Trade Secrets used or necessary for the operation of the Business, free and clear of all material Encumbrances, and no Trade Secret has been challenged or, to the Knowledge of the Company, misappropriated in any material respect nor has any proceeding been, to the Knowledge of the Company, Threatened with respect thereto and, to the Knowledge of Company, none of the subject matter of any such material Trade Secret has been misappropriated or is alleged to have been misappropriated from any person.

                  (f) No trade dress of the Graco Companies used or necessary for the operation of the Business, if any, has been challenged in any material respect nor, to the Knowledge of the Company, has any proceeding been Threatened with respect thereto and, to the Knowledge of the Company, none of the subject matter of any such trade dress has been, or is alleged to have been, misappropriated from any person.

                  (g) The Graco Companies own or have the right to use all Software used or necessary for the operation of the Business, free and clear of all Encumbrances (other than customary restrictions under applicable software agreements), and no Software has been misappropriated or challenged in any way nor has any proceeding been Threatened with respect thereto and, to the Knowledge of the Company, none of the subject matter of any such Software has been misappropriated or is alleged to have been misappropriated from any person.

                  (h) To the Knowledge of the Company, the Graco Companies have made all filings with Governmental Bodies and have entered into all Contracts, in each case, as is reasonable and appropriate to protect and preserve their ownership interests in, or other rights to use, the Intellectual Property, except as could not reasonably be expected to have a Material Adverse Effect.

                  Section 5.22. RELATIONSHIPS WITH RELATED PERSONS Except as set forth in SCHEDULE 5.22:

                  (a) no Related Person of any of the Graco Companies has any interest in the Business, any of its properties or assets or any properties or assets used or necessary to conduct the Business;

                  (b) no Related Person of any of the Graco Companies owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any person that has (i) had business dealings or a financial interest in any transaction with any of the Graco Companies or (ii) engaged in competition with any of the Graco Companies with respect to any line of products or services of any of the Graco Companies in any market presently served by any of the Graco Companies; and

                  (c) no Related Person of any of the Graco Companies is a party to any Contract with, or has any claim or right against, the Graco Companies nor does any Graco Company have any claim or right against any Related Person of any of the Graco Companies.

                  Section 5.23. BROKERS OR FINDERS The Graco Companies have incurred no obligation or Liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement for which Purchaser or Merger Sub will directly or indirectly have any Liability, except for such amounts as are included in Selling Expenses.

                  Section 5.24. CUSTOMERS; SUPPLIERS; ETC (a) SCHEDULE 5.24(A) sets forth the ten largest customers of the Graco Companies during each of 1995 and the first six months of 1996 and the dollar amount of gross sales to each such customer for each such period. SCHEDULE 5.24(A) also sets forth the ten largest suppliers to the Graco Companies during each of 1995 and the first six months of 1996 and the dollar amount purchased from each such supplier for each such period. As of the date hereof, none of such customers and suppliers has terminated its relationship with the Graco Companies or materially reduced its sales or purchases to the Graco Companies or, to the Knowledge of the Company, has Threatened to do so, other than, in the case of any such reduction of sales or purchases, in the ordinary course of business or other than as could not reasonably be expected to be material to the Business. Schedule 5.24(a) also sets forth the cost of cooperative advertising for the ten largest customers of the Graco Companies.

                  (b) To the Knowledge of the Company, none of the customers of the Graco Companies listed on SCHEDULE 5.24(A) taken as a whole are, as of the date hereof, currently carrying quantities of products manufactured by the Graco Companies materially in excess of quantities of such products historically carried by such customers, taken as a whole. Since January 1, 1996 to the date of this Agreement, none of the customers identified on SCHEDULE 5.24(A) have materially and adversely altered their payment practices in respect of amounts owed to the Graco Companies in a manner which is inconsistent with past practice. None of the Graco Companies consign any of its products to any customers.

                  (c) The information contained in SCHEDULE 5.24(C) is true and correct in all material respects.

                  (d) Attached hereto in Schedule 5.24(d) is a true and correct list of the resin purchases made by the Graco Companies during 1995 and the first six months of 1996 from the Graco Companies' five largest resin suppliers. Except as disclosed in SCHEDULE 5.24(D), none of the Graco Companies is party to or otherwise bound by any resin purchase Contract that is not terminable by a Graco Company without cost or penalty within 60 days.

                  (e) Since January 1, 1996 to the date of this Agreement, the Graco Companies' five largest suppliers have not materially increased the prices charged by them to the Graco Companies and, to the Knowledge of the Company, no such price increase is pending or Threatened.

                  (f) Since January 1, 1996 to the date of this Agreement, the Graco Companies have not experienced any material delay outside the ordinary course of business in receiving goods from their five largest suppliers.

                  Section 5.25. NO OTHER REPRESENTATIONS OR WARRANTIES Except for the representations and warranties contained in this Agreement, the Company makes no representations or warranties, and hereby disclaims any such representations or warranties by the Company with respect to the execution and delivery of this Agreement, the transactions contemplated hereby, the Graco Companies or the Business.

                  Section 5.26. DISCLOSURE No representation or warranty of the Company in this Agreement and no statement of the Company in any of the Schedules hereto makes an untrue statement of a material fact or omits to state a material fact necessary to make any representation, warranty or statement made herein or therein, in light of the circumstances in which they were made, not misleading, except as could not reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER AND MERGER SUB

                  Each of Purchaser and Merger Sub hereby represents and warrants to the Company as follows:

                  Section 6.1. ORGANIZATION AND STANDING Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to (i) conduct its business as it is now being conducted, (ii) own or use the property and assets that it owns or uses, and
(iii) perform all its obligations under all Contracts to which it is a party. Each of the Purchaser and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify could reasonably be expected to have a material adverse effect on the assets, current assets, current liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of all or any material part of the Purchaser or its business. Purchaser has delivered to the Company true and complete copies of the certificates of incorporation and bylaws of each of Purchaser and Merger Sub as currently in effect and as shall be in effect at the Effective Time.

                  Section 6.2. AUTHORITY; NO CONFLICT (a) Each of Purchaser and Merger Sub has all requisite corporate right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of each of Purchaser and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Purchaser and Merger Sub and constitutes a valid and binding agreement of each of Purchaser and Merger Sub, enforceable against each in accordance with its terms.

                  (b) Except as set forth in SCHEDULE 6.3(B), the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, directly or indirectly (with or without notice or the lapse of time):

                           (i) contravene, conflict with, or result in a
                  violation or breach of or default under any provision, term or condition of the certificate of incorporation, bylaws or other organizational documents of either of Purchaser or Merger Sub;

                           (ii) contravene, conflict with, or result in a
                  violation or breach of or default under, require filing with or obtaining consent from any Governmental Body or other person, or give any Governmental Body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which either of Purchaser or Merger Sub is subject;

                           (iii) contravene, conflict with, or result in a
                  violation or breach of or default under any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is held by either of Purchaser or Merger Sub;

                           (iv) contravene, conflict with, or result, in a
                  violation or breach of or default under any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any Consent under, or to cancel or terminate any material Contract to which either of Purchaser or Merger Sub are a party; or

                           (v) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the property or assets of either of Purchaser or Merger Sub.

                  (c) Except as set forth in SCHEDULE 6.3(C), neither Purchaser nor Merger Sub is, nor will either be, required to give any notice to or obtain any Consent from any person in connection with the Transactions contemplated hereby.

                  Section 6.3. BROKERS AND FINDERS Purchaser and Merger Sub have incurred no obligation or Liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement for which the Company or its stockholders, option holders or warrant holders will directly or indirectly have any Liability.

                  Section 6.4. AVAILABLE FUNDS Purchaser has available to it, and at or prior to the Effective Time, will contribute to the Paying Agent, all funds necessary to pay the aggregate Merger Consideration, the Series B Merger Consideration, the Option Consideration and the Warrant Consideration payable hereunder and to satisfy its and Merger Sub's other obligations hereunder.

                                    ARTICLE 7
                                    COVENANTS

                  Section 7.1. CONDUCT OF BUSINESS After the date hereof and prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its operations only in the usual, regular and ordinary manner substantially consistent with past practices (except as contemplated by this Agreement), and (b) use reasonable efforts to preserve intact the present business organization of the Company, keep available the services of its officers, employees, representatives, agents and consultants and preserve relationships with those persons having business relationships with the Company and its Subsidiaries, and maintain in effect current insurance coverage. Notwithstanding the foregoing, Purchaser and Merger Sub acknowledge and agree that, immediately prior to the Effective Time, the Acquisition Agreement shall be terminated by the parties thereto and shall thereafter be of no further force and effect, and that the Shareholders (as defined in the Acquisition Agreement) shall thereafter have no liability thereunder.

                  Section 7.2. FORBEARANCES BY THE COMPANY Except as contemplated by this Agreement, or as set forth on SCHEDULE 7.2 hereto, or pursuant to the terms of an agreement disclosed in a schedule hereto, the Company will not, and will cause each of its Subsidiaries not to, without the written consent of Purchaser (which consent will not be unreasonably withheld or delayed), (a) sell, lease, transfer or dispose of any of the assets of the Company or any of its Subsidiaries, except in each case in the ordinary course of business; (b) mortgage, pledge or otherwise encumber any of the assets of the Company or any of its Subsidiaries, except in each case in the ordinary course of business consistent with past practice; (c) amend, modify, transfer, assign or cancel any Material Contract or Lease, except in the ordinary course of business consistent with past practice; (d) except for sales or purchase orders or other similar agreements for the sale or purchase of goods or services entered into in the ordinary course consistent with past practice and to be performed within a period of twelve months from the date of entry, and except for capital expenditures consistent with the applicable annual budget previously delivered to Purchaser, enter into any contract which will require an expenditure of more than $500,000 annually by the Company or any of its Subsidiaries; (e) pay any dividend or make any distribution in respect of the Shares or the Series B Preferred Shares, or issue any shares of capital stock of the Company or any of its Subsidiaries (except pursuant to the exercise of Employee Options and Warrants or the conversion of the Series A cumulative, redeemable, convertible preferred stock in accordance with their terms) or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any of its Subsidiaries other than allocation of previously authorized but unallocated Employee Options; (f) grant any increase in the base compensation or other payment (including bonuses) to any director, officer or employee, except in the ordinary course of business consistent with past practice; (g) amend its certificate of incorporation or bylaws; or (h) enter into any agreement to do any of the things described in clauses (a) through (g) above.

                  Section 7.3. ACCESS From the date of this Agreement until the Closing Date, the Company will, and will cause each Subsidiary to, at reasonable times and upon reasonable notice (i) give Purchaser reasonable access to the personnel, premises, properties, contracts and books and records of the Company and each Subsidiary; and (ii) furnish Purchaser with monthly balance sheets and statements of income and cash flows of the Company (the "Interim Financial Statements") as soon as reasonably practicable but in any event within 25 days following the end of the month to which such Interim Financial Statements relate and such other financial and operating data and such other information relating to the Company and each Subsidiary as Purchaser may from time to time reasonably request. All access and information will be provided subject to the confidentiality agreement referred to in SECTION 11.4. Without limiting the generality of the foregoing provisions of this SECTION 7.3, the Company shall, upon receipt of reasonable notice and under the Company's coordination, permit the Purchaser to (a) contact customers and suppliers of and to the Graco Companies for the purpose of examining the reputation of the Graco Companies with such customers and suppliers, (b) conduct reasonable inventory sampling at any facility of the Graco Companies, and (c) conduct one or more Phase I environmental reviews at any of the facilities of the Graco Companies; provided in each case, such actions by the Purchaser will be conducted in such a manner as not to interfere with the operations of the Business or the Graco Companies' relations with customers, suppliers or employees.

                  Section 7.4. REASONABLE EFFORTS; OTHER ACTIONS Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws, to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein, including under the HSR Act; (ii) subject to Section 8.2(ii) and Section 8.3(vii), use all reasonable efforts to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (iii) use all reasonable efforts to fulfill or obtain the fulfillment of all other conditions to

Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

                  Section 7.5. BOOKS AND RECORDS At the Closing, the Company shall cause to be delivered to Purchaser all the organizational documents, minute books, stock ledgers, documents and related items of the Company and each of its Subsidiaries.

                  Section 7.6. EXPENSES Except as otherwise provided in this Agreement, all fees, commissions, and other expenses incurred by any of the parties hereto in connection with negotiation of this Agreement and in preparing to consummate the transactions contemplated herein, including the fees of their respective brokers, finders and counsel, shall be borne by (i) Purchaser, for such fees or expenses incurred by Purchaser or Merger Sub, or (ii) the Company, for such fees or expenses incurred by or on behalf of the Company or any Subsidiary. Purchaser shall bear the cost of any documentary, stamp, sales, excise, transfer or other similar taxes or recording fees payable in respect of the Merger.

                  Section 7.7. INFORMATION STATEMENT The Company will cause a notice (the "INFORMATION STATEMENT") to be sent, not less than 20 days prior to the Effective Time, to the stockholders of the Company pursuant to section 262(d)(2) of the DGCL. The Information Statement, at the mailing date thereof, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Purchaser, Merger Sub or any of their respective affiliates furnished to the Company by Purchaser specifically for use in the Information Statement. The Information Statement, including any amendment or supplement thereto, shall be prepared by the Company in consultation with Purchaser and its counsel, and Purchaser promptly shall be provided with a true and correct copy of such Information Statement and any such amendment or supplement.

                  Section 7.8. ANNOUNCEMENTS Except to the extent required by law or the rules and regulations of the New York Stock Exchange, from the date of this Agreement through the Closing and, in the event of any termination of this Agreement pursuant to ARTICLE 9, thereafter, no statement or announcement of any nature with respect to the existence of this Agreement or the transactions contemplated herein and no press release shall be issued or made to any other person by any of the parties hereto, without the express written consents of both the Company and Purchaser, which consents shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth in this Section 7.8, prior to the release of any statement, comment or press release, the party proposing to make such release shall afford the other party hereto the opportunity to review such comment, statement or press release.

                  Section 7.9. UPDATING SCHEDULES The Company will deliver to Purchaser at least two (2) business days prior to the Closing Date one or more written updates of or supplements to the Schedules reflecting events occurring and contracts and agreements entered into after the date of this Agreement through the Closing Date. To the extent that such updated or supplemental Schedules reflect matters or events which have occurred after the date of this Agreement in the ordinary course of the business or, to the extent not in the ordinary course, which otherwise could not reasonably be expected to have Material Adverse Effect, and which do not constitute a violation of any of the Company's covenants set forth in Article 7, then the Schedules attached to this Agreement will be deemed to be amended as of the Closing Date to include the information set forth on such updated or supplemental Schedules. To the extent that such updated or supplemental Schedules reflect matters or events which have occurred after the date of this Agreement outside the ordinary course of the business which have or could reasonably be expected to have a Material Adverse Effect, then (i) Purchaser and the Company will negotiate in good faith for a period of at least seven days to determine the consequences of such disclosures, (ii) the Schedules attached to this Agreement will be amended only to the extent that Purchaser and the Company mutually agree as a result of such negotiation and (iii) Purchaser may elect to terminate this Agreement after the expiration of such seven-day period if Purchaser's concerns have not been reasonably accommodated, in which event neither the Company nor Purchaser will have any liability to the other as a result of such termination.

                  Section 7.10. OFFICERS' AND DIRECTORS' INDEMNIFICATION (a) Until the fifth anniversary of the Closing Date, Purchaser shall cause the Surviving Corporation to keep in effect in each of its certificate of incorporation and bylaws and the certificates of incorporation and bylaws (or other comparable documents) of each of its Subsidiaries, provisions providing for exculpation and indemnification of the respective officers and directors of the Company and its Subsidiaries to the fullest extent permitted under applicable law.

                  (b) In the event Purchaser or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this SECTION 7.10, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this SECTION 7.10 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                  Section 7.11. EMPLOYEE BENEFIT MATTERS (a) Until the first anniversary of the Closing Date, Purchaser will provide, or cause the Surviving Corporation to provide, to Employees of the Graco Companies (other than non-employee directors of any of the Graco Companies; provided that such non-employee directors shall be entitled to the benefits referred to in Section 7.10) employee benefits (including severance benefits as in effect at the Closing Date) that in the aggregate are substantially comparable to those currently provided (other than stock option or equity-based plans) by the Graco Companies to such Employees. Purchaser will, and will cause the Surviving Corporation to, honor pursuant to their terms all Employee Benefit Plans and Employment Agreements in existence immediately prior to the Effective Time.

                  (b) In the event that Employees are or become eligible to participate in any plans maintained by the Purchaser or its Subsidiaries ("Purchaser Benefit Plans"), Purchaser or its Subsidiary shall grant such Employees credit for purposes of eligibility and vesting only, for all service credited for comparable such purposes under the Employee Benefit Plan, other than with respect to new Purchaser Benefit Plans which do not grant past service credit to Purchaser's employees generally.

                  (c) Any pre-existing condition exclusion under any Purchaser Benefit Plan providing medical or dental benefits shall be waived for any Employee who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in an Employee Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Employee Benefit Plan. Any expenses that were taken into account under an Employee Benefit Plan providing medical or dental benefits in which the Employee participated immediately prior to commencing participation in a Purchaser Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Purchaser Benefit Plan, in accordance with the terms of such Purchaser Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

                  Section 7.12. GAAP EXCLUSIONS Purchaser acknowledges that the Predecessor Financial Statements shall not be deemed to breach any representation or warranty contained in this Agreement by reason of the adequacy of the reserves reported thereon for product liability claims or the failure of Graco (a) to establish therein IBNR Reserves or Return Reserves or (b) to write down to fair market value the book value certain assets formerly used in Graco PA's former Mexican operations.

                  Section 7.13. EXCLUSIVITY From the date of this Agreement to the Closing Date, the Company will not, and will cause its Related Persons not to, directly or indirectly, solicit, entertain or consider proposals or indications of interest from, enter into negotiations with, provide information to, or approve a transaction with, any other person looking toward a transaction with the Company or any Subsidiary with respect to the acquisition, by whatever means, of the Company or any Subsidiary, or any material assets of the Company or any Subsidiary.

                  Section 7.14. WORKING CAPITAL The Company and each of its Subsidiaries will not (i) delay payment of any accounts payable beyond normal and customary terms, (ii) fail to maintain adequate inventory or replenish inventory consistent with past practice, and (iii) accelerate payment of any accounts receivable other than in the ordinary course.

                  Section 7.15. CERTAIN AGREEMENTS Until the earlier of (i) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act or (ii) the termination of this Agreement, Purchaser and Merger Sub agree not to, and each agrees to cause its Related Persons not to, enter into any agreement to acquire all or a material portion of the business of any person engaged in the same business as the Business or any business competitive with the Business.

                                    ARTICLE 8
                                   CONDITIONS

                  Section 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER The respective obligation of the Company, Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the other required consents of Governmental Bodies set forth in Schedules 5.3 and 6.2 shall have been obtained.

                  (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

                  (c)      The Stockholder Approval shall have been received.

                  Section 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER The obligation of the Company to effect the Merger shall be subject to the fulfillment of the conditions that, at or prior to the Closing Date, (i) Purchaser and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed at or prior to the Closing Date and that the representations and warranties of Purchaser and Merger Sub contained in this Agreement and in any certificate delivered in connection herewith shall be true and correct in all material respects as of the Closing Date and the Company shall have received a certificate of the President or a Vice President of Purchaser and Merger Sub, dated the Closing Date, certifying to such effect, (ii) no proceeding attempting to prohibit or enjoin the transactions contemplated hereby shall have been commenced by any stockholder of Purchaser and (iii) Purchaser shall have entered into the Escrow Agreement.

                  Section 8.3. CONDITIONS TO OBLIGATION OF PURCHASER AND MERGER SUB TO EFFECT THE MERGER The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment of the conditions that (i) at or prior to the Closing Date, the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate delivered in connection herewith shall be true and correct as of the Closing Date (except with respect to representations and warranties made as of a specific time which shall be true and correct as of such time); provided that the condition set forth in this Section 8.3(ii) shall be deemed satisfied unless the effect of all failures of the representations and warranties of the Company to be true and correct, in the aggregate, could reasonably be expected to result in a Material Adverse Effect (the failure to be true and correct to be determined, for this purpose, without regard to any qualification as to, or exception for, materiality contained in the representations and warranties of the Company contained in this Agreement, and without giving effect to the word "materially" or "material" individually or as it appears in the phrase "Material Adverse Effect"), (iii) Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect, (iv) other than with respect to 2% or less of the Shares, there shall not be any Dissenting

Stockholders, (v) the Company shall have given all notices and obtained all Consents identified on SCHEDULE 5.3(C) with an asterisk, (vi) Purchaser shall have received a certificate, signed by the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company, setting forth the Indebtedness as of the Closing Date, the Selling Expenses, the Merger Consideration, the Series B Merger Consideration, the Option Consideration, and the Warrant Consideration, (vii) no proceeding attempting to prohibit or enjoin the transactions contemplated hereby shall have been commenced by any stockholder of the Company, (viii) Purchaser shall have received a customary opinion from Fried, Frank, Harris, Shriver and Jacobson with respect to the corporate authorization of this Agreement and the transactions contemplated hereby and confirming that the representations set forth in Sections 5.2(a) and
(b) are correct, (ix) Purchaser shall have received written confirmation from the Graco Companies' professional advisors that amounts included in Selling Expenses reflects all amounts of professional fees and expenses referred to in the definition of Selling Expenses owed to such advisor, and (x) the Escrow Parties shall have entered into the Escrow Agreement and funded the Escrow Amount as provided in Section 4.5.

                                   ARTICLE 8A
                                 INDEMNIFICATION

                  Section 8A.1 CERTAIN ENVIRONMENTAL MATTERS Notwithstanding anything to the contrary in this Agreement:

                  (a) Subject to Section 8A.3, Section 8A.4 and Section 8A.5, Purchaser and its Related Persons ("Purchaser Indemnitees") shall be entitled to indemnification from the Escrow Fund (as hereinafter defined) from and against all Covered Environmental Losses (as hereinafter defined) to the extent that such Losses are incurred (i) in compliance with the provisions of this Section 8A.1, (ii) at the request of any Governmental Body having jurisdiction over the Site (it being understood that, in responding to any such request, Purchaser shall exercise reasonable efforts to persuade any such Governmental Body that only commercially reasonable requests need be implemented), or (iii) as a result of any Third Party Claims (as hereinafter defined).

                  (b) Subject to prior consultation with the Representative, on behalf of the Escrow Parties, Purchaser shall have the right to plan, implement and control actions taken to investigate and remediate conditions, or to contest a proposed remediation (all such actions referred to herein as "Remedial Actions") subject to indemnification hereunder.

                  (c) Purchaser and the Merger Sub agree to undertake all such Remedial Actions in a commercially reasonable manner.

                  (d) Promptly following the Closing Date, Purchaser shall cause the Purchaser's Consultant to propose a plan for conducting a Phase II environmental review of the Site (the "Phase II Plan"). Purchaser shall deliver a copy of the Phase II Plan to the Representative promptly after receiving it from the Purchaser's Consultant. The Representative, together with the Representative's Consultant, shall have a period of 30 days following the Representative's receipt of the Phase II Plan to provide written objections, if any, to the Phase II Plan. If the Representative does not provide a written objection within the 30-day period provided in the preceding sentence, the Purchaser shall be permitted to implement the Phase II Plan. If the Representative does provide a written objection to the Phase II Plan within such 30-day period, then Purchaser shall implement the Phase II Plan (i) only after such objections have been resolved in accordance with the provisions of subsections (f) or (g) of this Section and (ii) with such modifications thereto, if any, as shall have been determined in accordance with the provisions of subsections (f) or (g) of this Section (if applicable, the "Modified Phase II Plan").

                  (e) In conjunction with or promptly following completion of the Phase II Plan or Modified Phase II Plan, as the case may be, the Purchaser shall cause the Purchaser's Consultant to develop a list of Remedial Actions (if any) that respond to the Phase II Plan or the Modified Phase II Plan, as the case may be, in order to cause the Site to comply with the Environmental Laws (the "Purchaser's Report"). Purchaser shall deliver a copy of the Purchaser's Report to the Representative promptly after receiving it from the Purchaser's Consultant. The Representative, together with the Representative's Consultant, shall have a period of 45 days following the Representative's receipt of the Purchaser's Report to provide written objections, if any, to the Remedial Actions proposed in the Purchaser's Report. If the Representative does not provide a written objection to the Remedial Actions proposed in the Purchaser's Report within the 45-day period provided in the preceding sentence, the Purchaser shall be permitted to implement the Remedial Actions contained in the Purchaser's Report. If the Representative does provide a written objection to the Remedial Actions proposed in the Purchaser's Report within such 45-day period, then Purchaser shall implement the Remedial Actions contained in the Purchaser's Report (i) only after such objections have been resolved in accordance with the provisions of subsections (f) or (g) of this Section and
(ii) then only with such modifications thereto, if any, as shall have been determined in accordance with the provisions of subsections (f) or (g) of this Section.

                  (f) To the extent that the Representative delivers a written objection to the Phase II Plan within the 30-day period provided in subsection
(d) of this Section, or to the extent that the Representative delivers a written objection to the Purchaser's Report within the 45-day period provided in subsection (e) of this Section, or both, Purchaser and the Purchaser's Consultant, on the one hand, and the Representative and the Representative's Consultant, on the other hand, shall in good faith attempt to resolve any disagreement on a reasonable basis within a period of 30 days following the date on which any such disagreement shall arise. To the extent that an agreement is reached as aforesaid, the Purchaser shall be permitted to implement the Phase II Plan or the Remedial Actions contained in the Purchaser's Report, as the case may be, as modified pursuant to such agreement.

                  (g) Any and all remaining disagreements that cannot be resolved as aforesaid shall be referred to the Third Party Consultant who shall, within 30 days following its appointment, evaluate the facts and circumstances at issue and shall recommend a course of action which it believes in good faith should be taken (but shall not itself perform such course of action). The Purchaser's Consultant and the Representative's Consultant shall each provide all reasonable assistance as may be requested by the Third Party Consultant. The recommendation of the Third Party Consultant shall be final and binding upon the Purchaser and the Representative. The Purchaser shall be permitted to implement the Phase II Plan or the Remedial Actions contained in the Purchaser's Report, as the case may be, as modified pursuant to the recommendation of the Third Party Consultant.

                  (h) Purchaser shall provide the Representative, the Representative's Consultant and the Third Party Consultant access to all information and data obtained from or in connection with the Phase II Plan, the Modified Phase II Plan or the Purchaser's Report, as the case may be, or reviewed by Purchaser's Consultant in connection therewith, or otherwise reasonably available or reasonably relevant to Remedial Actions.

                  (i) For purpose of this Section 8A.1, "commercially reasonable" shall be determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Laws or avoid or mitigate a loss or liability in respect of Environmental Laws or Environmental Matters.

                  Section 8A.2 PRODUCT LIABILITY MATTERS Subject to Section 8A.3, and Section 8A.4 and Section 8A.5, Purchaser Indemnitees shall be entitled to indemnification for any and all Losses arising from or related to Product Liability Claims (all Losses covered by this Section 8A.2 are referred to in this Agreement as "IBNR Product Liability Losses").

                  Section 8A.3 LIMITATIONS OF INDEMNIFICATION (a) TIME. Purchaser Indemnitees shall have no right to indemnification pursuant to Sections 8A.1 and 8A.2 unless, on or before the expiration of the five year period immediately following the Closing Date, the Representative is given written notice from Purchaser of a bona fide indemnity claim specifying the factual basis of that claim in reasonable detail (a "Claim Notice"). Subject to
Section 8A.4(b), with respect to any claim for which a Claim Notice has been given to the Representative prior to the expiration of the five year time period, the right of the Purchaser Indemnitees to indemnification for such claim shall survive without limitation as to time until such claim is resolved.

                  (b) ENVIRONMENTAL RESERVES; SHARING OF LOSSES IN EXCESS OF RESERVES. No Purchaser Indemnitee shall have any entitlement to indemnification pursuant to Section 8A.1 until the total of all Losses with respect to Covered Environmental Losses exceeds the reserves, if any, for Environmental Costs that are specifically allocated to the Site on the books and records of the Company on July 31, 1996 (the "Environmental Reserve"). Thereafter, a Purchaser Indemnitee shall be entitled to indemnification from the Escrow Fund (A) for 100% of the excess of Covered Environmental Losses over the Environmental Reserve, but only to the extent that the excess of Covered Environmental Losses over the Environmental Reserve does not exceed $3,250,000 (which excess over $3,250,000 shall be subject to clause (B) of this sentence) and (B) for 80% of the excess of Covered Environmental Losses over the Environmental Reserve, but only to the extent that the excess of Covered Environmental Losses over the Environmental Reserve exceeds $3,250,000 and does not exceed $7,250,000, and no Covered Environmental Losses in excess of $7,250,000 shall be indemnified hereunder.

                  (c) IBNR PRODUCT LIABILITY RESERVES; SHARING OF LOSSES IN EXCESS OF RESERVES. No Purchaser Indemnitee shall have any entitlement to indemnification pursuant to Section 8A.2 until the total of all Losses with respect to such IBNR Product Liability Losses exceeds the IBNR Product Liability Reserve recorded on the books and records of the Company on July 31, 1996 (the "IBNR Product Liability Reserve"). Thereafter, a Purchaser Indemnitee shall be entitled to indemnification from the Escrow Fund for all IBNR Product Liability Losses in excess of the IBNR Product Liability Reserve to the extent that the excess does not exceed $2,000,000, and no IBNR Product Liability Losses in excess of $2,000,000 shall be indemnified hereunder.

                  Section 8A.4 ESCROW ACCOUNT (a) Following the Closing Date, the Purchaser Indemnitees' right to indemnification out of funds held in the Escrow Account (the "Escrow Fund") shall be the Purchaser's Indemnitees' sole and exclusive remedy for any and all claims, after Losses or Liabilities.

                  (b) On the fifth anniversary of the Closing Date all monies remaining in the Escrow Account shall be paid to the Representative for distribution to the Escrow Parties in accordance with their respective interests, provided, however, that if on the fifth anniversary of the Closing Date, there is outstanding any unresolved claim or claims under one or more Claim Notices delivered in accordance with Section 8A.3, then all monies remaining in the Escrow Fund shall be paid to the Representative as described above, except that there will be maintained in the Escrow Account (x) in the case of unresolved Third Party Claims, that amount that would reasonably be required to be reserved by the Purchaser on its balance sheet with respect to such claims or (y) in the case of claims related to Remedial Action, that amount which is the "net present value" (as agreed in good faith between Purchaser and the Representative) of the Environmental Costs that Purchaser reasonably expects to expend on such Remedial Action. In the event of a disagreement between the parties regarding the amount of funds to be maintained in the Escrow Account, Purchaser and the Representative will each in good faith attempt to resolve the disagreement. If the Representative and Purchaser are unable to resolve their disagreement, each agrees that such dispute shall be submitted to arbitration before the American Arbitration Association under such association's rules. The ruling of such arbitration shall be final and binding upon the parties hereto. Any amounts remaining in the Escrow Account after the resolution of all outstanding claims will be paid to the Representative for distribution to the Escrow Parties in accordance with their respective interests.

                  Section 8A.5 THIRD PARTY CLAIMS When a Purchaser Indemnitee receives notice of any claims made by third parties ("Third Party Claims"), which is or may be the basis for a claim for indemnification hereunder, the Purchaser Indemnitee shall promptly deliver a Claim Notice to the Representative. The Purchaser Indemnitees shall have the right to defend, compromise or settle any Third Party Claims in its discretion provided that the Purchaser Indemnitees shall, prior to any such compromise or settlement, provide the Representative with written notice of any such compromise or settlement. In its defense, compromise or settlement of any Third Party Claims, Purchaser shall observe practices and standards consistent with those utilized by Purchaser in defending, compromising or settling third party claims asserted against Purchaser for which indemnification is not available.

                  Section 8A.6 INSURANCE AND TAX RECOVERIES If, at the time Purchaser submits a claim or indemnification hereunder, Purchaser has not received the proceeds of any insurance available to Purchaser in respect of the matter for which indemnification is claimed or has not realized any tax benefits arising from related Losses, the amount of Losses to be indemnified hereunder in respect of such claim shall not be reduced but shall be paid without regard to such insurance and tax benefits and Purchaser shall return to the Escrow Agent for deposit to the Escrow Fund the amount of such insurance benefits when received or the amount of such tax benefits when realized. Purchaser shall pursue recovery of available insurance proceeds in the normal course.

                  Section 8A.7 CERTAIN DEFINITIONS For purposes of this Article 8A:

         "COVERED ENVIRONMENTAL LOSSES" shall mean any and all Losses based upon or resulting or arising from the Environmental Matters set forth in paragraph
(ii) of Schedule 5.18(a), including, without limitation, all of the costs incurred by Purchaser in performing the Phase II Plan or Modified Phase II Plan, as the case may be.

         "ESCROW AGENT" shall mean the bank or other financial institution reasonably satisfactory to the Purchaser and the Company designated as the escrow agent under the Escrow Agreement.

         "ESCROW AGREEMENT" shall mean an escrow agreement in form and substance reasonably satisfactory to Purchaser, the Escrow Agent and the Company which shall be prepared, negotiated and finalized as promptly as practicable and prior to the Closing Date.

         "ESCROW AMOUNT" shall mean $8,450,000.

         "LOSSES" shall mean each and all of the following items to the extent actually incurred: all claims, liabilities, obligations, losses, damages (including, without limitation, any actual or punitive damages under any statutory laws, common law causes of action, contractual obligations or otherwise, Environmental Costs, and damages (i) to third parties for personal injury or property damage or (ii) to natural resources), deficiencies, assessments, encumbrances, judgments or causes of action, fines, penalties, costs, expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing or defending against any litigation, claim, action, suit or other proceeding or demand related to the foregoing), in each case, subject to Section 8A.6 hereof, net of available insurance proceeds and tax benefits.

         "PRODUCT LIABILITY CLAIMS" means any claims, Losses or Liabilities arising from or related to any injury, death or damage to individuals or property that occurred on or before the Closing Date by reason of the ownership, possession or use of or otherwise arising from or relating to any product designed, manufactured or sold by any of the Graco Companies, but which incident of injury, death or damage was not, as of the Closing Date, reported to the Company; PROVIDED, HOWEVER, "Product Liability Claims" shall not include claims arising from incidents of injury, death or damages to individuals or property occurring after the Closing Date, regardless of the date of design, manufacture or sale of the applicable product of the Graco Companies.

         "PURCHASER'S CONSULTANT" shall mean a nationally recognized environmental consultant selected by Purchaser who or which shall not have been previously engaged by Purchaser or the Company in respect of the Site.

         "REPRESENTATIVE" shall mean AEA Investors Inc.

         "REPRESENTATIVE'S CONSULTANT" shall mean a nationally recognized environmental consultant selected by the Representative who or which shall not have been previously engaged by Purchaser or the Company in respect of the Site.

         "SITE" shall mean the Real Property located in Elverson, Pennsylvania.

         "THIRD PARTY CONSULTANT" shall mean an independent, nationally recognized environmental consultant selected as follows: Within 10 days after the occurrence of the events giving rise to the need to select a Third Party Consultant, the Purchaser's Consultant and the Representative's Consultant shall mutually select the Third Party Consultant; if the Purchaser's Consultant and the Representative's Consultant are not able to agree to the selection of such consultant within such 10-day period, then they shall refer the matter to the American Arbitration Association with instructions to select the Third Party Consultant within 10 days thereafter.

                                    ARTICLE 9
                                   TERMINATION

                  Section 9.1. TERMINATION BY MUTUAL CONSENT This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Purchaser and the Company.

                  Section 9.2. TERMINATION BY EITHER THE COMPANY OR PURCHASER This Agreement may be terminated and the Merger may be abandoned by either the Company or Purchaser if (a) the Closing shall not have occurred on or before October 31, 1996, (b) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (c) the Stockholder Approval shall not have been obtained within 7 days of the date of this Agreement; and provided, in the case of a termination pursuant to clause
(a) above, that the terminating party shall not have breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

                  Section 9.3. TERMINATION BY THE COMPANY This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by the Company, if (a) there has been a material breach of any representation or warranty of Purchaser or Merger Sub contained in this Agreement or (b) there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of Purchaser or Merger Sub, which (in the case of clauses
(a) and (b)) breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Purchaser.

                  Section 9.4. TERMINATION BY PURCHASER This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Purchaser, (a) if there has been a breach of any representation or warranty of the Company contained in this Agreement the effect of which together with all other breaches of representations and warranties, in the aggregate, could reasonably be expected to result in a Material Adverse Effect (the existence of a breach to be determined, for this purpose, without regard to any qualification as to, or exception for, materiality contained in the representation and warranties of the Company contained in this Agreement and without giving effect to the word "materially" or "material" individually or as it appears in the phrase "Material Adverse Effect"), (b) if there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of the Company, which (in the case of clauses (a) and (b)) breach is not cured within 30 days after written notice of such breach is given by Purchaser to the Company, or (c) any time before the Closing in accordance with Section 7.9 of this Agreement.

                  Section 9.5. EFFECT OF TERMINATION AND ABANDONMENT In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this SECTION 9.5 and except for the last sentence of SECTION 7.3 and the provisions of SECTIONS 7.6, 7.8, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11 and 11.12 and the
Confidentiality Agreement
referred to in SECTION 11.4. Moreover, in the event of termination of this Agreement pursuant to SECTION 9.3 or 9.4, nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees, or to pursue any remedy at law or in equity.

                                   ARTICLE 10
                               CERTAIN DEFINITIONS

                  Section 10.1.     DEFINITIONS

         For purposes of this Agreement the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

         "ACQUISITION AGREEMENT" - the agreement and plan of merger, dated as of March 25, 1995, among GCP Acquisition Inc., Graco PA and Edward H. Cone and Robert L. Cone, as amended on June 23, 1995.

         "AFFILIATE" - with respect to a specified person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

         "AGENCY AGREEMENT" - an agreement in form and substance satisfactory to Purchaser, the Company and the Paying Agent providing for the disbursement of the Merger Consideration, the Series B Merger Consideration, the Option Consideration and the Warrant Consideration.

         "BALANCE SHEET" - the unaudited interim balance sheet of the Company as of June 29, 1996, a copy of which is attached hereto as SCHEDULE 10.1.1.

         "BUSINESS" - the business of the Graco Companies, which includes manufacturing, marketing, importing, distributing and selling strollers, play yards, walkers, high chairs and other durable juvenile goods on an international basis.

         "CODE" - the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations promulgated or proposed by the Internal Revenue Service pursuant to that code or any successor law.

         "CONSENT" - any approval, consent, ratification, waiver, or other authorization or release under any Contract or otherwise (including any Governmental Authorization).

         "CONTRACT" - any agreement or contract (whether written or oral).

         "DEPARTMENT" - as defined in Section 5.12(b).

         "DGCL" - as defined in SECTION 1.1.

         "DISSENTING STOCKHOLDERS" - as defined in SECTION 4.1(A).

         "EMPLOYEE" - each current, former or retired employee, officer, or director of the Graco Companies.

         "EMPLOYEE BENEFIT PLAN" - each plan, program, policy, payroll practice, contract (other than an Employment Agreement) or other arrangement providing for compensation, severance, termination pay, performance awards, bonuses, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of section 3(3) of ERISA, which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by any of the Graco Companies or any ERISA Affiliate for the benefit of any Employee and pursuant to which any of the Graco Companies or any ERISA Affiliate has or may have any liability contingent or otherwise.

         "EMPLOYMENT AGREEMENT" - each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between one of the Graco Companies and any Employee pursuant to which one of the Graco Companies has or may have any liability, contingent or otherwise.

         "ENCUMBRANCE" - any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or other encumbrance or right of others.

         "ENVIRONMENTAL COSTS" - without limitation, any cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause the Business, the Real Property or the Leased Real Property to come into compliance with Environmental Laws), investigation costs (including, without limitation, the reasonable fees and expenses of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages, civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

         "ENVIRONMENTAL LAW" - without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes have been or may be amended from time to time through the Closing Date, all rules and regulations promulgated through the Closing Date pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time through the Closing Date, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees made through the Closing Date relating to Environmental Matters.

         "ENVIRONMENTAL MATTER" - any matter (i) arising out of, relating to, or resulting from pollution or contamination, (ii) relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, ground water, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, (iii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances or (iv) affecting human health and related to the foregoing.

         "ERISA" - the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued or proposed pursuant to that act or to any successor law.

         "ERISA AFFILIATE" - each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Graco Companies within the meaning of sections 414(b),
(c) or (m) of the Code, or required to be aggregated with Graco or Hong Kong Company under section 414(o) of the Code, or is under "common control" with any of the Graco Companies, within the meaning of section 4001(a)(14) of ERISA.

         "FINANCIAL STATEMENTS" - collectively, (A) Graco's audited balance sheets as of December 30, 1995, and related audited statements of income and accumulated earnings and cash flows for, the period from June 23, 1995 to December 30, 1995, including the notes thereto and the reports prepared in connection therewith by the independent certified public accountants reporting thereon, (B) Graco's unaudited interim balance sheet as of June 29, 1996, and Graco's unaudited interim statements of income and accumulated earnings and changes in cash flows for the period from December 31, 1995 to June 29, 1996, copies of which financial statements are attached hereto as SCHEDULE 10.1.2.

         "FULLY DILUTED SHARES OUTSTANDING" - the number of Shares outstanding immediately prior to the Effective Time plus the number of shares of the Company's common stock issuable upon the exercise of all outstanding Employee Options and Warrants immediately prior to the Effective Time.

         "GAAP" - at any particular time, generally accepted accounting principles as in effect in the United States at such time; PROVIDED, HOWEVER, that, if it was permissible to use more than one principle at such time in respect of a particular accounting matter and one of such permissible principles was employed by the Company (or Graco), "GAAP" shall refer to the principle which was then so employed.

         "GOVERNMENTAL AUTHORIZATION" - any Consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" - any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature.

         "GRACO" - Graco Children's Products Inc., a Delaware corporation.

         "GRACO COMPANIES" - collectively, the U.S. Graco Companies, and Hong Kong Company.

         "HAZARDOUS SUBSTANCES" - any substance that is now or heretofore regulated by, defined or listed in, or otherwise classified pursuant to, or forms the basis for liability under, any applicable Environmental Law or Legal Requirement or Order, as a "pollutant," "contaminant," "hazardous substance," "hazardous material," "hazardous air pollutant," "extremely hazardous substance," or "hazardous waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list or classify substances by reason of their potentially deleterious properties such as ignitability, flammability, corrosivity, reactivity, combustibility, dispersability, volatility, carcinogenicity, or toxicity including, without limitation, asbestos, polychlorinated biphenyls and also including petroleum products, byproducts and wastes or byproducts associated with the extraction, refining or use of petroleum, petroleum products or other hydrocarbons, whether or not any such petroleum products, byproducts, wastes or other hydrocarbons are listed or classified in such laws or regulations.

         "HONG KONG COMPANY" - Graco Children's Products Hong Kong, Limited, a corporation organized and existing under the laws of Hong Kong.

         "HSR ACT" - the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "IBNR RESERVES" - accounting reserves for incurred but not reported products liability or employee benefit claims.

         "INDEBTEDNESS" - shall mean, without duplication, all obligations of the Company or any of its Subsidiaries (i) with respect to borrowed money, (ii) with respect to the subordinated promissory notes issued as merger consideration pursuant to the Acquisition Agreement, (iii) with respect to reimbursement obligations relating to letters of credit or similar credit enhancements, (iv) with respect to Indebtedness of others guaranteed by the Company or any Subsidiary or for which security interests on the assets of the Company or any Subsidiary has been granted, (v) with respect to capitalized lease obligations of the Company or its Subsidiaries or (vi) with respect to accrued interest of any Indebtedness. In addition, the amount of Indebtedness shall be increased by any and all costs, fees and expenses (if any) and shall be decreased by any and all profits, gains or income recognized, in each case, that would be payable to lenders or other credit parties or recognized by the Company, respectively, as of the Closing Date if each loan agreement, swap agreement, foreign exchange contract or other derivative agreement were terminated or settled, as appropriate, on the Closing Date.

         "INTELLECTUAL PROPERTY" - collectively, the following intangible assets that are owned or used by the Graco Companies in connection with the Business:

                  (i) the names "Graco Children's Products Inc." and "Graco" and any derivation thereof, all fictitious business names, and any trade names, registered and unregistered trademarks, servicemarks, and logos, together with all translations, adaptations, derivations and combinations thereof and used in connection therewith and including all goodwill associated therewith and any applications, registrations therefor, and renewals in connection therewith (collectively, the "MARKS");

                  (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations (in whole or in part), revisions and reexaminations (collectively, the "PATENTS");

                  (iii) all copyrights in both published works and unpublished works that are material to conducting the Business and all applications, renewals, and registrations thereof (collectively, the "Copyrights");

                  (iv) all inventions (whether or not patentable), all proprietary rights and all business information (including without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer/subscriber lists, supplier lists, pricing and cost information, and business and marketing plans and proposals), in each case, that
(A) is confidential, (B) is proprietary to the Graco Companies and (C) provides the Graco Companies with a competitive advantage (collectively "TRADE SECRETS"); and

                  (v) all computer software (including data and related documentation) ("SOFTWARE").

         "INTERIM FINANCIAL STATEMENTS" - as defined in Section 7.3.

         "IRS" - the Internal Revenue Service.

         "KNOWLEDGE" - a person will be deemed to have "Knowledge" of a particular fact or matter if such person is, following due inquiry, actually aware of such fact or matter, and the Company will be deemed to have "Knowledge" of a particular fact or matter if any of the individuals listed on SCHEDULE
1.10.3 is actually aware, following due inquiry, of such fact or matter.

         "LEASED REAL PROPERTY" - collectively, all real estate described on
SCHEDULE 1.10.4 together with all of the buildings and improvements erected on, and improvements and asset additions made by the Graco Companies which are affixed to, such real estate.

         "LEASES" - the leases identified on SCHEDULE 1.10.5.

         "LEGAL REQUIREMENT" - any federal, state or local law, ordinance, principle of common law, regulation or statute, domestic or foreign, including, without limitation, the United States Foreign Corrupt Practices Act, as amended, and the Occupational Safety and Health Act, as amended.

         "LIABILITIES" - collectively, any claim, cost, expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit or other proceeding or demand), debt, fine, obligation, penalty or liability, whether or not absolute, accrued, contingent, determined or determinable.

         "MATERIAL ADVERSE EFFECT" - a material adverse effect on the business, assets, current assets, current liabilities, properties, condition (financial or otherwise), operations or results of operations or prospects of all or any material part of the Graco Companies or the Business, other than any such effect, to the extent relating to "prospects", which arises as a result of general economic or financial conditions or other developments which are not unique to the Graco Companies, but also affect others who participate in or are engaged in the lines of business in which the Graco Companies participate or are engaged.

         "MERGER CONSIDERATION" - a cash amount equal to the Purchase Price divided by the number of Fully Diluted Shares Outstanding.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" - any Legal Requirement or governmental program designed to provide safe and healthful working conditions, and to reduce occupational safety and health hazards.

         "ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

         "OUTSTANDING DEBT" - an amount equal to the amount of Indebtedness of the Company and its Subsidiaries outstanding as of the time of measurement, less the amount of cash and cash equivalents of the Company and its Subsidiaries as of such time and less Selling Expenses to the extent funded from cash of the Company or its Subsidiaries or by Indebtedness.

         "PERMITTED ENCUMBRANCES" - any non-monetary Encumbrances that would not, individually or in the aggregate, materially interfere with the present use of any material asset of the Company or any of its Subsidiaries to which such Encumbrance attaches, and (ii) any mechanic's, materialmen's, workmen's, repairmen's, warehousemen's or carrier's lien or other similar Encumbrance which has arisen or been incurred in the ordinary course.

         "PREDECESSOR FINANCIAL STATEMENTS" - Graco's audited balance sheets for, and related audited statements of income and accumulated earnings and cash flows for, the fiscal years ended January 2, 1993, January 1, 1994 and December 31, 1994, including the notes thereto and the reports prepared in connection therewith by the independent certified public accountants reporting thereon.

         "PURCHASE PRICE" - $342,693,964 minus the sum of: (i) Outstanding Debt as of the Closing Date, (ii) the Selling Expenses, and (iii) the aggregate Series B Merger Consideration.

         "REAL PROPERTY" - collectively, the real estate owned by the Graco Companies and described on SCHEDULE 5.7, together with all right, title and interest of the Graco Companies in and to all buildings and improvements erected thereon and all fixtures and appliances installed in, attached to, or situated in or upon, such real estate and any and all appurtenances relating to such real estate.

         "RELATED PERSON" - with respect to any specified person shall mean:

                  (i)      any affiliate of such specified person; and

                  (ii) each person that serves as a director, officer, partner, or trustee (or in a similar capacity) of such person.

         "RELEASE" - any spilling, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or other dissemination.

         "RETURN RESERVES" - accounting reserves for the possible future return of merchandise.

         "SELLING EXPENSES" - all costs, fees, and expenses incurred by the Company, or any of its Subsidiaries (i) relating to the sale of the Company (whether incurred prior to or after the date hereof and whether incurred in connection with this Agreement or otherwise and whether or not paid on or prior to the Closing Date) including, without limitation, all legal fees, accounting and investment banking fees, and the transaction fee payable to AEA Investors Inc. or (ii) relating to any proposed or abandoned material business acquisition by the Company to the extent, in the case of this clause (ii), unpaid as of the date of this Agreement.

         "SUBSIDIARY" - each corporation or other entity with respect to which the Company, directly or indirectly, owns or controls more than 50% of its issued and outstanding voting securities.

         "TAX" or "TAXES" - any income, gross receipts, value added, profits, severance, capital, net worth, franchise, license, transfer, sales, use, payroll, employment, withholding, social security, workers and unemployment compensation, property (real or personal), gains, occupation, excise and all other taxes and similar assessments, customs, duties, charges and fees (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions) imposed by the United States or any state or local taxing authority thereof or therein or by any other country or jurisdiction or any political subdivision thereof or therein.

         "TAX RETURN" - any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with any Tax.

         "THREATENED" - a proceeding, claim, dispute or other matter will be deemed to have been "Threatened" with respect to any person (including the Graco Companies when such proceeding, claim, dispute or other matter related to the Graco companies or their respective property or assets), if such person has received any written demand, statement or other written notice with respect to such proceeding, claim, dispute or other matter, or otherwise has knowledge thereof.

         "U.S. GRACO COMPANIES" - collectively, the Company, GCP Holdings Inc., a Delaware corporation, and Graco.

                                   ARTICLE 11
                               GENERAL PROVISIONS

                  Section 11.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the Closing, and none of the parties nor their respective officers, directors or shareholders shall have any liability with respect thereto. Covenants or agreements which by their terms contemplate performance by or at the Closing Date shall not survive the Closing Date. This SECTION 11.1 shall not limit, however, any covenant or agreement which by its terms contemplates performance after the Closing Date (including, without limitation, the provisions of Article 8A hereof).

                  Section 11.2. NOTICES Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          If to the Company:                                If to Purchaser or Merger Sub:
          Henry F. Skelsey                                  Rubbermaid Incorporated
          GCP Investors Inc.                                1147 Akron Road
          c/o AEA Investors Inc.                            Wooster, Ohio  44691-2340
          65 East 55th Street                               Attn:  Corporate Secretary
          New York, NY  10022                               Facsimile:  (330) 287-2340
          Facsimile:  (212) 888-1459

          With a copy to:                                   With a copy to:

          Frederick H. Fogel, Esq.                          Jones, Day, Reavis & Pogue
          Fried, Frank, Harris,                             901 Lakeside Avenue
            Shriver & Jacobson                              Cleveland, Ohio  44114
          One New York Plaza                                Attn:  Lyle G. Ganske
          New York, NY  10004-1980                          Facsimile:  (216) 579-0212
          Facsimile:  (212) 859-4000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  Section 11.3. ASSIGNMENT; BINDING EFFECT; BENEFIT Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of ARTICLE 4 and

SECTION 7.10 (which are for the express benefit of the parties referred to therein), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  Section 11.4. ENTIRE AGREEMENT This Agreement, the exhibits and schedules hereto, the confidentiality agreement dated, August 14, 1996 (as amended) as between the Company and Purchaser and any certificate delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. The disclosure of any matter in any schedule to this Agreement shall be deemed disclosed in all other schedules hereto without the necessity of any specific incorporation by reference, provided that any disclosure under one schedule (the "Express Disclosure") shall not be deemed disclosed with respect to any other schedule unless sufficient information is given in the Express Disclosure to reasonably enable Purchaser to determine its applicability to such other schedule. The disclosure of any such matter shall expressly not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material for the purposes of this Agreement.

                  Section 11.5. AMENDMENT This Agreement may be amended by the parties hereto at any time, provided that no amendment shall be made which by law requires the further approval of stockholders of the Company without obtaining such further approval. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

                  Section 11.6. GOVERNING LAW This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws, except that Article 1 of this Agreement shall be governed by the laws of the State of Delaware. Each of the Company, Merger Sub and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of the State of New York (the "NEW YORK COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim that such litigation brought in any New York Court has been brought in an inconvenient forum.

                  Section 11.7. COUNTERPARTS This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

                  Section 11.8. HEADINGS Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  Section 11.9. INTERPRETATION In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  Section 11.10. INCORPORATION OF EXHIBITS AND SCHEDULES All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  Section 11.11. SEVERABILITY Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 11.12. ENFORCEMENT OF AGREEMENT The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York court, this being in addition to any other remedy to which they may be entitled at law or in equity.

                  Section 11.13. PERFORMANCE BY MERGER SUB Purchaser hereby agrees to cause Merger Sub to (and, following the Effective Time, to cause the Company to) comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                              GCP INVESTORS INC.

                              By: /S/ HENRY F. SKELSEY
                                 --------------------------------
                                  Name:        Henry F. Skelsey
                                  Title:       Vice President

                              RUBBERMAID INCORPORATED

                              By: /S/ RICHARD D. GATES
                                 --------------------------------
                                  Name:        Richard D. Gates
                                  Title:       Senior Vice President

                              RUBBERMAID ACQUISITION CORP.

                              By: /S/ GEORGE C. WEIGAND
                                 --------------------------------
                                  Name:        George C. Weigand
                                  Title:       Senior Vice President

                                SUMMARY OF DISCLOSURE SCHEDULES


SCHEDULE                             TITLE                                                            TAB
Schedule 5.1                         Subsidiaries                                                       1
Schedule 5.2                         Capitalization                                                     2
Schedule 5.3(b)                      Conflicts                                                          3
Schedule 5.3(c)                      Necessary Consents                                                 4
Schedule 5.4                         Financial Statements                                               5
Schedule 5.6                         Accounts Receivable                                                6
Schedule 5.7                         Equipment; Significant;                                            7
                                       Interruptions Due to Equipment
Schedule 5.9                         Exceptions to Marketable Title to                                  8
                                       Real Property; Violations or
                                       Proceedings Relating to Real
                                       Property and Leased Real
                                       Property
Schedule 5.10(a)                     Recall, Replacement or Repair                                      9
                                       Claims; Express Warranty or
                                       Repair
Schedule 5.10(b)                     Product Liability                                                 10
Schedule 5.11                        Tax Matters                                                       11
Schedule 5.12(a)                     List of Employee Benefit Plans                                    12
Schedule 5.12(c)                     Exceptions Regarding Employee                                     13
                                       Benefit Plans
Schedule 5.12(d)                     Employee Pension Benefit or                                       14
                                       Multiemployer Plans
Schedule 5.12(e)                     List of Post-Employment Employee                                  15
                                       Benefit Plans
Schedule 5.12(f)                     Payment Event                                                     16
Schedule 5.12(g)                     Parachute Payments                                                17
Schedule 5.12(h)                     Employment Agreements                                             18
Schedule 5.13(a)                     Exceptions to Compliance with                                     19
                                       Legal Requirements;
                                       Governmental Authorizations
Schedule 5.13(b)                     List of Material Governmental                                     20
                                       Permits; Compliance
                                       Exceptions
Schedule 5.14                        Legal Proceedings; Orders;                                        21
                                       Workers' Compensation Claims
Schedule 5.15                        Significant Events Material                                       22
                                       Adverse Changes
Schedule 5.16(a)                     Material Contracts                                                23
Schedule 5.16(b)                     Exceptions Regarding Material                                     24
                                       Contracts

Schedule 5.16(c)                     Prepayment Provisions                                             25
Schedule 5.17(a)                     Insurance                                                         26
Schedule 5.17(b)                     Contracts and Arrangements                                        27
                                       Regarding Third Party
                                       Insurance Coverage
Schedule 5.18(a)                     Environmental Matters                                             28
Schedule 5.18(b)                     Waste Sites                                                       29
Schedule 5.18(c)                     Environmental Reports                                             30
Schedule 5.19                        Certain Employees                                                 31
Schedule 5.20                        Labor Matters                                                     32
Schedule 5.21(a)                     Intellectual Property Contracts-                                  33
                                       Disputes
Schedule 5.21(b)                     Patents                                                           34
Schedule 5.21(c)                     Marks                                                             35
Schedule 5.21(d)                     Copyrights                                                        36
Schedule 5.21(e)                     Trade Secrets                                                     37
Schedule 5.22                        Relationships with Related Persons                                38
Schedule 5.24(a)                     Customers, Suppliers, Holders, etc.                               39
Schedule 5.24(c)                     1995 Resin Purchases                                              40
Schedule 5.24(d)                     Resin Purchase Contracts                                          41
Schedule 6.3(b)                      Purchaser Conflicts                                               42
Schedule 6.3(c)                      Purchaser's Consents                                              43
Schedule 7.2                         Forebearances by the Company                                      44
Schedule 10.1.1                      June 29, 1996 Balance Sheet                                       45
Schedule 10.1.2                      Financial Statements                                              46
Schedule 10.1.3                      Knowledge                                                         47
Schedule 10.1.4                      Leased Real Property                                              48
Schedule 10.1.5                      Leases                                                            49
Schedule 10.1.6                      Real Property                                                     50

                                     -2-